Exhibit 10.23

Execution Version

ALSK HOLDINGS, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

dated as of

March 13, 2026

THE UNITS REFERRED TO IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

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THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Third Amended and Restated Limited Liability Company Agreement of ALSK Holdings, LLC (f/k/a Project 8 Capital, LLC), a Delaware limited liability company (the “Company”), is entered into as of March 13, 2026, among the Company, ATN International, Inc., a Delaware corporation (“ATN”), Freedom 3 Investments IV, LP, a Delaware limited partnership (“F3C Fund IV”, and together with ATN, the “Initial Members”), Alaska Future Fund, LP, a Delaware limited partnership (“AFF”), Freedom 3 Liquidity Fund, LP, a Delaware limited partnership (“F3C Liquidity Fund”, and together with AFF, the “F3C Preferred Co-Investors”), F3C AK, LLC, a Delaware limited liability company (the “F3C Common SPV”, and together with F3C Fund IV and the F3C Preferred Co-Investors, the “F3C Investors”); the F3C Common SPV and ATN in their capacities as Warrant Holders and each other Person who after the date hereof becomes a Member of the Company or a Warrant Holder and becomes a party to this Agreement by executing a Joinder Agreement.

RECITALS

WHEREAS, (a) the Company was formed pursuant to the Delaware Act by the initial filing of the Certificate of Formation on November 23, 2020 and (b) the Initial Members entered into the Limited Liability Company Agreement of the Company on December 31, 2020, effective as of the date of the initial filing of the Certificate of Formation (the “Original Agreement”);

WHEREAS, on January 11, 2021, the Company filed a Certificate of Amendment to the Certificate of Formation, changing its name from “Project 8 Holdings, LLC” to “ALSK Holdings, LLC”;

WHEREAS, the following transactions occurred as of December 31, 2020:

(a)

Project 8 Buyer, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company, which on July 14, 2021 converted to Alaska Management, Inc., a Delaware corporation (“Parent”), entered into an Agreement and Plan of Merger (as thereafter amended or supplemented and together with all schedules and annexes thereto, the “Merger Agreement”) among Parent, Project 8 MergerSub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Alaska Communications Systems Group, Inc., a Delaware corporation (“ALSK”), pursuant to which, at the Effective Time, Merger Sub would merge with and into ALSK (the “Merger”), the separate corporate existence of Merger Sub would cease and ALSK would survive the Merger as a wholly owned Subsidiary of Parent and indirect wholly owned Subsidiary of the Company;

(b)

in connection with the Merger Agreement, (i) each Initial Member executed and delivered an Equity Commitment Letter in favor of Parent, pursuant to which each Initial Member committed to provide cash equity financing, directly or indirectly, to Parent in connection with the consummation of the Merger and the other transactions contemplated under the Merger Agreement; and (ii) the Initial Members executed and delivered the Limited Guarantee in favor of ALSK, pursuant to which each Initial Member severally guaranteed a portion of certain obligations of Parent under the Merger Agreement; and

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(c)	the Initial Members, F3C, the Company, Parent and Merger Sub entered into an interim consortium agreement (the “Consortium Agreement”);

WHEREAS, under the Consortium Agreement, the Initial Members and the Company agreed, among other things, to the principal terms regarding their equity investments in the Company, and agreed to enter into this Agreement setting forth the definitive terms and conditions of the rights, powers, duties, obligations and liabilities of the Membership Interests of the Company, including those Membership Interests consisting of Series A Preferred Units, Series B Preferred Units and Common Units to be issued by the Company in exchange for the funding of each Initial Member’s equity commitments to Parent in connection with the Merger;

WHEREAS, (a) the Initial Members, the F3C Preferred Co-Investors and the Company have entered into a Preferred Unit Subscription Agreement, dated as of July 21, 2021 (the “Preferred Unit Subscription Agreement”), pursuant to which each Initial Member and each F3C Preferred Co-Investor has committed to purchase that number of Series A Preferred Units or Series B Preferred Units set forth opposite such Person’s name on the Members Schedule as of the date of this Agreement; (b) ATN and the F3C Common SPV have each entered into a Common Unit Subscription Agreement, dated as of July 21, 2021 (the “Common Unit Subscription Agreement”), pursuant to which each of ATN and the F3C Common SPV has committed to purchase that number of Common Units set forth opposite such Person’s name on the Members Schedule as of the date of this Agreement; (c) the execution and delivery of this Agreement by ATN is a condition precedent to the performance by the F3C Preferred Co-Investors under the Preferred Unit Subscription Agreements and to the performance by the F3C Common SPV under the Common Unit Subscription Agreement; and (d) the execution and delivery of this Agreement by each F3C Investor is a condition precedent to the performance by ATN of its obligations under each Subscription Agreement to which ATN is a party; and

WHEREAS, in furtherance of the foregoing, on July 21, 2021, the Initial Members amended and restated the Original Agreement in its entirety (a) to admit the F3C Preferred Co-Investors and the F3C Common SPV as Members of the Company upon the consummation of the Merger and the purchase of Units by the Initial Members, the F3C Investors and the F3C Common SPV pursuant to the Subscription Agreements, (b) to cancel all of the common units of the Company authorized, issued or outstanding prior to the date of this Agreement, and (c) for the other purposes of, and on the terms and conditions set forth in, this Agreement (such amended and restated agreement the “First A&R Agreement”); and

WHEREAS, on April 1, 2025, the Members amended and restated the First A&R Agreement in its entirety to, among other things, (a) increase the size of the Board to appoint two new Managers and (b) expand the size of the Board from five (5) to seven (7) and increase the number of ATN Managers from three (3) to five (5), and (c) for the other purposes of, and on the terms and conditions set forth in, this Agreement (such amended and restated agreement the “Second A&R Agreement”); and

WHEREAS, the Board and Members now desire to amend and restate the Second A&R Agreement to, among other things, issue Profits Interest Units to any manager, employee or consultant of the Company or its Subsidiaries as an incentive on the terms and conditions set forth in, this Agreement; and

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WHEREAS, pursuant to Section 15.08 of this Agreement, no provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and Members holding a majority of the Common Units.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in this Section 1.01:

“Acceptance Notice” is defined in Section 9.01(d).

“Additional Equity Commitment Letter” means the ATN Additional Equity Commitment Letter or the F3C Additional Equity Commitment Letter, as applicable.

“Additional Preferred Units” means any Series A Preferred Units or Series B Preferred Units that are offered to the Initial Members in accordance with the terms of Section 3.02(b) and the Additional Equity Commitment Letters.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to Units held by such Member means the federal taxable income allocated by the Company to the Member with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (i) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to such Units that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect members or partners of the Member) determined as if the income, loss and credits from the Company were the only income, loss and credits of the Member (or, as appropriate, the direct or indirect members or partners of the Member) in such Fiscal Year and all prior Fiscal Years and (ii) without taking into account any adjustment with respect to such Member pursuant to Code Sections 704(c) or 754.

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“AFF” is defined in the Recitals.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control”, when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings. The term “Affiliated” has a correlative meaning.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Alaska Fund” means Alaska Permanent Fund Corporation, a government instrumentality of the State of Alaska created by Alaska Statutes Chapter 37.13 to manage and invest the assets of the Alaska Permanent Fund, a sovereign wealth fund.

“ALSK” is defined in the Recitals.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Applicable Pro Rata Portion” means a Member’s Preferred Pro Rata Portion of any New Preferred Securities proposed to be issued or sold by the Company and a Member’s Common Pro Rata Portion of any New Common Securities proposed to be issued or sold by the Company.

“Applicable Profits Interest Guidance” is defined in Section 3.05(b).

“ATN” is defined in the Recitals.

“ATN Additional Equity Commitment Letter” means the letter agreement, dated as of July 21, 2021, between ATN and the Company, as amended, modified, supplemented or restated from time to time.

“ATN Majority Common Holders” means ATN Unitholders holding a majority of Common Units held by all ATN Unitholders.

“ATN Majority Preferred Holders” means ATN Unitholders holding a majority of the Preferred Units held by all ATN Unitholders.

“ATN Manager” is defined in Section 8.02(a)(ii).

“ATN Observer” is defined in Section 8.02(b).

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“ATN Unitholders” means ATN and its Permitted Transferees.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of 60 days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

“Barings” means Barings, LLC and its Affiliates. “Base Amount” is defined in Section 10.05(a).

“BBA” means the Bipartisan Budget Act of 2015.

“Board” is defined in Section 8.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution;

(c)the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times:

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(i)the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount;

(ii)the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in the Company;

(iii)the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that an adjustment pursuant to clauses (i), (ii) or (iii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative Economic Interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d)the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this Section 1.01(d) to the extent that an adjustment pursuant to Section 1.01(c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this Section 1.01(d); and

(e)if the Book Value of a Company asset has been determined pursuant to

Section 1.01(a) or adjusted pursuant to Section 1.01(c) or Section 1.01(d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” is defined in Section 12.03.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close for business.

“Call Option Closing Date” is defined in Section 10.07(b)(iv).

“Call Option Exercise Notice” is defined in Section 10.07(b)(i).

“Capital Account” is defined in Section 5.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as amended from time to time in accordance with this Agreement and the Delaware Act.

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“Change of Control” means any transaction pursuant to which any Person or group (as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder) acquires Units possessing in the aggregate and on a Fully Diluted Basis the right to vote a majority of issued and outstanding Units on a Fully Diluted Basis, including without limitation any single transaction or series of related transactions and whether by merger, consolidation, reorganization, combination, sale or Transfer of Units or Unit Equivalents, or otherwise.

“Clean-Up Preferred Units” is defined in Section 10.06(b)(iii).

“Closing” means the Closing of the Merger in accordance with (and as “Closing” is defined under) the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended. “Common Call Right” is defined in Section 10.07(a).

“Common Pro Rata Portion” means, with respect to any Pre-Emptive Member holding Common Units, on any issuance date for New Common Securities, a fraction determined by dividing (a) the number of Common Units on a Fully Diluted Basis owned by such Pre-Emptive Member immediately prior to such issuance by (b) the total number of Common Units on a Fully Diluted Basis held by the Members on such date immediately prior to such issuance.

“Common Profits Interest Unit” means any Unit having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Common Profits Interest Units” in this Agreement, and in the applicable Profits Interest Unit Grant Agreement, subject to a Participation Threshold, whether or not issued or outstanding at any time of determination; provided, that a “Common Profits Interest Unit” shall not have any rights hereunder (including the right to receive or accrue any Distribution hereunder (other than a Tax Advance)) until such time as such Common Profits Interest Unit is a Vested Profits Interest Unit, and all Unvested Profits Interest Units shall be deemed to be outstanding for all other purposes hereunder and shall be subject to the obligations and restrictions applicable to Common Profits Interest Units hereunder.

“Common Put Right” is defined in Section 10.08(a).

“Common Unit” means any Unit having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Common Units” in this Agreement, whether or not issued or outstanding at any time of determination.

“Common Unit Call Price” is defined in Section 10.07(a).

“Common Unit Equivalent” any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Common Units, and any option, warrant or other right to subscribe for, purchase or acquire Common Units, whether or not issued or outstanding and whether or not vested or exercisable at any time of determination, including without limitation the Warrants.

“Common Unit Put Price” is defined in Section 10.08(a).

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“Common Unit Subscription Agreement” is defined in the Recitals.

“Company” is defined in the Preamble.

“Company Expenses” is defined in Section 15.01(b).

“Company Interest Rate” is defined in Section 7.05(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Company Opportunity” is defined in Section 11.02.

“Company Subsidiary” means a Subsidiary of the Company.

“Confidential Information” is defined in Section 11.01(a).

“Consortium Agreement” is defined in the Recitals.

“Covered Call Securities” is defined in Section 10.07(a).

“Covered Person” is defined in Section 14.01(a).

“Covered Put Securities” is defined in Section 10.08(a).

“Credit Agreement” means the Credit Agreement, dated on or about July 21, 2021, by and among Parent, ALSK, Fifth Third Bank, N.A. and the other parties thereto, as executed and as it may be amended, modified, supplemented or restated from time to time in accordance with its terms

“Deemed Liquidation Event” means (a) a merger or consolidation (other than one in which holders of Equity Interests of the Company immediately before such merger or consolidation own, immediately following the consummation of such merger or consolidation, a majority by voting power of the outstanding Equity Interests of the surviving or acquiring corporation), (b) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company or of the Company and the Company Subsidiaries, taken as a whole or (c) the issuance by the Company of Equity Interests such that a Person (other than F3C or an Affiliate of F3C) who did not, prior to such issuance, hold a majority by voting power of the outstanding Equity Interests of the Company, holds such a majority by voting power of the outstanding Equity Interests of the Company immediately following the consummation of such issuance.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., and any successor statute, as it may be amended from time to time.

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise;

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provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units or Unit Equivalents; (b) any recapitalization or exchange of securities of the Company; (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; or (d) any fees or remuneration paid to any Member in such Member’s capacity as a service provider for the Company or a Company Subsidiary. “Distribute”, “Distributed”, “Distributive”, “Distributable” and similar terms have correlative meanings.

“Drag-Along Member” is defined in Section 10.03(a).

“Drag-Along Notice” is defined in Section 10.03(c).

“Drag-Along Sale” is defined in Section 10.03(a).

“Dragging Members” is defined in Section 10.03(a).

“Economic Interests” of a Member means such Member’s rights to Distributions, rights to require the purchase or sale of Units by the Company or other Persons, and rights to allocations of income, gain, loss, deduction, credit and similar items from the Company, in each case pursuant to this Agreement or the Delaware Act, but shall not include any other rights of such Member, including, without limitation, the right to vote or participate in the management of the Company, or rights to receive information from the Company, in each case except as may be expressly provided by the Delaware Act.

“Effective Time” means the Effective Time of the Merger in accordance with (and as “Effective Time” is defined under) the Merger Agreement.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Eligible Profits Interest Unit” means a Profits Interest Unit, the Participation Threshold of which is zero (taking into account any adjustments described in Section 3.05(g)) or which otherwise has become, in whole or in part, an Eligible Profits Interest Unit pursuant to Section 3.05 and that is also a Vested Profits Interest Unit.

“Equity Commitment Letter” means an equity commitment letter executed by an Initial Member and delivered to Parent in connection with the execution and delivery of the Merger Agreement, or an Additional Equity Commitment Letter, as applicable.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of interests in (however designated) equity or ownership of such Person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company or membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, in each case whether voting

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or non-voting and whether or not issued, outstanding, vested or exercisable at any time of determination.

“ESG” is defined in Section 12.01(c).

“Estimated Tax Amount” of a Member or a Warrant Holder for a Fiscal Year means the Member’s or Warrant Holder’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board in its sole discretion. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Excess Amount” is defined in Section 7.04(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations thereunder, which shall be in effect at the time.

“Exercise Period” is defined in Section 9.01(d).

“Exercising Member” is defined in Section 9.01(e).

“F3C” means Freedom 3 Capital, LLC, a Delaware limited liability company.

“F3C Additional Equity Commitment Letter” means the letter agreement, dated as of July 21, 2021, between F3C Fund IV and the Company, as amended, modified, supplemented or restated from time to time.

“F3C Common SPV” is defined in the Recitals.

“F3C Covered Persons” is defined in Section 14.03(c)(ii).

“F3C Fund IV” is defined in the Recitals.

“F3C Investors” is defined in the Recitals.

“F3C Liquidity Fund” is defined in the Recitals.

“F3C Majority Common Holders” means F3C Unitholders holding a majority of Common Units held by all F3C Unitholders.

“F3C Majority Preferred Holders” means F3C Unitholders holding a majority of the Preferred Units held by all F3C Unitholders.

“F3C Manager” is defined in Section 8.02(a)(iii).

“F3C Preferred Co-Investors” is defined in the Recitals.

“F3C Unitholders” means the F3C Investors and their Permitted Transferees.

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“Fair Market Value” means, with respect to a Common Unit, the amount that an independent, third-party, fully financed buyer would be willing to pay for a Common Unit in an orderly sale transaction, as mutually agreed by F3C and ATN; provided that if F3C and ATN cannot agree on a Fair Market Value prior to or within 15 days of the exercise of the Common Put Right or Common Call Right, each of F3C and ATN shall engage an independent, nationally recognized investment banking, accounting or valuation firm to determine Fair Market Value. If the difference (if any) between the value determined by such firms is equal to or less than 10.0%, then Fair Market value shall be the average of the values determined by such firms; if the difference between the values determined by such firms is greater than 10.0%, then such firms shall choose a third independent, nationally recognized investment banking, accounting or valuation firm, which firm shall then determine a value and the Fair Market Value shall be the average of the two closest values of the three values provided. The “Fair Market Value” of a Common Unit subject to the exercise of the Common Put Right or Common Call Right shall in all cases be determined using valuation techniques then prevailing in the securities industry, without regard to the lack of liquidity due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests, and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale. Other than with respect to a Common Unit, “Fair Market Value” shall be the fair market value as determined by the Board in good faith.

“Financing Document” means the Credit Agreement and any other credit agreement, guarantee, financing, or security agreement or other agreements or instruments governing Indebtedness of the Company or any of the Company Subsidiaries.

“First A&R Agreement” is defined in the Recitals.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Forfeiture Allocations” is defined in Section 6.02(e).

“Form S-1” is defined in Section 15.16(e).

“Form S-3” is defined in Section 15.16(e)

“Fully Diluted Basis” means, as of any date of determination, (a) with respect to all the Units, all issued and outstanding Units of the Company and all Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable, or (b) with respect to any specified type, class or series of Units, all issued and outstanding Units designated as such type, class or series and all such designated Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable.

“Fully Participating Tag-Along Member” is defined in Section 10.04(e)(i).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

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“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business (including, without limitation, deferred revenues and liabilities (including tax liabilities) associated with customer prepayments and deposits), (ii) customary obligations under employment agreements and deferred compensation, (iii) non-compete or consulting obligations, (iv) other accrued expenses (including transfer pricing), in each case which are not outstanding for more than 90 days after the same are billed or invoiced or one-hundred and 120 days after the same are created and, for the avoidance of doubt, other than royalty payments and earn-outs that are not the past due and payable, (v) any earn-out obligations until, upon becoming due and payable, has not been paid and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, if and to the extent any of the foregoing indebtedness (other than letters of credit and hedge agreements) would not appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP that is more than two Business Days past due and (vi) accruals for payroll and other liabilities accrued in the ordinary course of business); (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property); (d) all indebtedness secured by a lien on property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness (valued at the lesser of the fair market value of such property and the amount of the obligation secured thereby); (e) all capitalized lease obligations of such Person, (f) any existing reimbursement, payment or similar obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, letters of credit and other extensions of credit whether or not representing obligations for borrowed money; and (g) all guarantees of such Person in respect of indebtedness referred to in clauses (a) through (f) above.

“Initial Members” is defined in the Recitals.

“Initial Public Offering” is defined in Section 15.16(a).

“Initiating Preferred Unitholders” is defined in Section 10.06(a).

“Initiating Preferred Units” is defined in Section 10.06(b)(i).

“Initiating Unitholders” is defined in Section 10.08(a).

“Institutional Investors” means the F3C Investors, the F3C Common SPV and, as long as AFF holds any Units, Barings.

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“IPO Entity” is defined in Section 15.16(a).

“Issuance Notice” is defined in Section 9.01(c).

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Junior Units” means, collectively, the Common Units, the Common Profits Interest Units and any other class of Units (other than Series A Preferred Units, Series B Preferred Units, Series N Preferred Units and Preferred Profits Interest Units) or securities of the Company that are not senior to or pari passu with the Series A Preferred Units, Series B Preferred Units and Series N Preferred Units in connection with any repurchase or redemption of Units, in right of payment of any Distribution, or upon liquidation, dissolution or winding up of the Company.

“Limited Guarantee” means the limited guarantee in favor of ALSK executed and delivered by the Initial Members in connection with the execution and delivery of the Merger Agreement.

“Liquidation Value” of a Preferred Unit means (a) the aggregate Capital Contributions made in respect of such Preferred Unit, minus (b) any amounts Distributed pursuant to Section 7.03(a)(i) and Section 13.03(c)(iii) (in respect of Section 7.03(a)(i)).

“Liquidator” is defined in Section 13.03(a).

“Losses” is defined in Section 14.03.

“Make-Whole Premium” is defined in Section 10.05(a).

“Management Services Agreement” means the management services agreement between the Company and ATN in form of Exhibit B.

“Manager” is defined in Section 8.01.

“Managers Schedule” is defined in Section 8.02(e).

“Marketable Securities” means securities that are admitted to a recognized U.S. securities exchange, or reported through an established U.S. over-the-counter trading system that are not subject to any legal or contractual restrictions on Transfer and that are readily saleable at their Fair Market Value as determined in accordance with Section 7.06(a).

“Member” means (a) each Initial Member, each F3C Preferred Co-Investor, and the F3C Common SPV; (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

Execution Version

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” is defined in Section 3.01.

“Membership Interest” means a limited liability company interest (as such term is defined in the Delaware Act) in the Company owned by a Member, including such Member’s right (based on the type and class of Unit or Units held by such Member), as applicable, (a) to a Distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to a Distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Merger” is defined in the Recitals.

“Merger Agreement” is defined in the Recitals.

“Merger Sub” is defined in the Recitals.

“Misallocated Item” is defined in Section 6.05.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

Execution Version

(c)any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“New Common Securities” is defined in Section 9.01(b)(ii).

“New Interests” is defined in Section 3.05.

“New Preferred Securities” is defined in Section 9.01(b)(i).

“New Securities” is defined in Section 9.01(b)(iii).

“Non-Exercising Member” is defined in Section 9.01(e).

“Non-Initiating Preferred Unitholders” is defined in Section 10.06(b)(ii).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officers” is defined in Section 8.11.

“Optional Commitment”, with respect to an Initial Member, means such Initial Member’s “Optional Commitment” (as defined in such Member’s Additional Equity Commitment Letter).

“Original Agreement” is defined in the Recitals.

“Other Business” is defined in Section 11.02.

“Over-Allotment Exercise Period” is defined in Section 9.01(e).

“Over-Allotment Notice” is defined in Section 9.01(e).

“Parent” is defined in the Recitals.

Execution Version

“Participating Preferred Unitholder” is defined in Section 10.06(b)(ii).

“Participating Preferred Units” is defined in Section 10.06(b)(ii).

“Participating Unit” means, with respect to any Distribution pursuant to Article VII hereof, any Unit other than any Profits Interest Unit that is either not an Eligible Profits Interest Unit or not a Vested Profits Interest Unit.

“Participation Threshold” means, with respect to each Profits Interest Unit and for the date such Profits Interest Unit is granted, an amount determined by the Board and set forth in the applicable Profits Interest Unit Grant Agreement, which shall be an amount above which the Profits Interest Unitholder shall have the right to participate in Distributions attributable to the profits and appreciation accruing after such date; provided that in no event shall the Participation Threshold be less than $145,000,000.

“Permitted Transfer” means a Transfer of Units effectuated in accordance with Section 10.02.

“Permitted Transferee”, at any time of determination, means a recipient of a Permitted Transfer effectuated in accordance with Section 10.02 and who, at such time of determination, holds some or all of the Units received in such Permitted Transfer.

“Person” means a natural person, corporation, partnership, limited liability company, other separate legal entity or any Governmental Authority, unincorporated organization, trust or association.

“Pre-Emptive Member” is defined in Section 9.01(a).

“Preferred Pro Rata Portion” means, with respect to any Pre-Emptive Member holding Preferred Units, on any issuance date for New Preferred Securities, a fraction determined by dividing (a) the number of Preferred Units on a Fully Diluted Basis owned by such Pre-Emptive Member immediately prior to such issuance by (b) the total number of Preferred Units on a Fully Diluted Basis held by the Members on such date immediately prior to such issuance.

“Preferred Profits Interest Unit” means any Unit having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Preferred Profits Interest Units” in this Agreement, including Series A-1 Preferred Profits Interest Units and Series B-1 Preferred Profits Interest Units, and in the applicable Profits Interest Unit Grant Agreement, subject to a Participation Threshold, whether or not issued or outstanding at any time of determination; provided, that a “Preferred Profits Interest Unit” shall not have any rights hereunder (including the right to receive or accrue any Distribution hereunder (other than a Tax Advance)) until such time as such Preferred Profits Interest Unit is fully vested in accordance with the terms and conditions set forth in the applicable Profits Interest Unit Grant Agreement pursuant to which such Preferred Profits Interest Unit was issued (to the extent the applicable agreement provides for vesting), and all such unvested Preferred Profits Interest Units shall be deemed to be outstanding for all other purposes hereunder and shall be subject to the obligations and restrictions applicable to Preferred Profits Interest Units hereunder.

Execution Version

“Preferred Put Closing Date” is defined in Section 10.06(b)(iv).

“Preferred Put Election Notice” is defined in Section 10.06(b)(ii).

“Preferred Put Election Period” is defined in Section 10.06(b)(ii).

“Preferred Put Notice” is defined in Section 10.06(b)(i).

“Preferred Put Purchase Price” is defined in Section 10.06(a).

“Preferred Put Right” is defined in Section 10.06(a).

“Preferred Put Units” is defined in Section 10.06(b)(iv).

“Preferred Unit” means any Unit having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Preferred Units” in this Agreement, including Series A Preferred Units, Series B Preferred Units and Series N Preferred Units, whether or not issued or outstanding at any time of determination.

“Preferred Unit Distribution Payment Date” is defined in Section 7.02(a).

“Preferred Unit Equivalent” means any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Preferred Units, and any option, warrant or other right to subscribe for, purchase or acquire Preferred Units, whether or not issued or outstanding and whether or not vested or exercisable at any time of determination.

“Preferred Unit Quarterly Distributions” is defined in Section 7.02(c).

“Preferred Unit Redemption Date” is defined in Section 10.05(a).

“Preferred Unit Redemption Price” is defined in Section 10.05(a).

“Preferred Unit Subscription Agreement” is defined in the Recitals.

“Preferred Unit Unreturned Capital” means Series A Preferred Unit Unreturned Capital, Series B Preferred Unit Unreturned Capital and Series N Preferred Unit Unreturned Capital, as applicable.

“Profits Interest Unit Grant Agreement” means any agreement for the sale or award of Profits Interest Units by the Company to any Person, including any agreement that is designated as a “Profits Interest Unit Grant Agreement” and approved by the Board, entered into from time to time by the Company or any Subsidiary of the Company, as the same may be amended or modified from time to time pursuant in accordance with its terms and this Agreement.

“Profits Interest Unitholder” means any Person holding Profits Interest Units.

Execution Version

“Profits Interest Units” means, collectively, the Common Profits Interest Units and the Preferred Profits Interest Units.

“Proposed Transferee” is defined in Section 10.04(a).

“Prospective Purchaser” is defined in Section 9.01(c).

“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

“Put Option Closing Date” is defined in Section 10.08(b)(iv).

“Put Option Exercise Notice” is defined in Section 10.08(b)(i).

“Put Right” means the right to cause the Company to acquire Preferred Units under Section 10.06.

“Qualified Member” is defined in Section 12.01.

“Qualified Public Offering” means (i) the sale, in a firm commitment Public Offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Units (or common stock of the Company or an IPO Entity) having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $50 million, following which at least 25% of the total Units (or common stock of the Company or an IPO Entity) on a Fully Diluted Basis shall have been sold to the public and shall be listed on any national securities exchange or quoted on the NASDAQ Stock Market System, (ii) the consummation of a business combination transaction (whether by merger, purchase or exchange of Equity Interests, asset acquisition, reorganization, consolidation or otherwise) between the Company and a publicly-traded special purpose acquisition company or blank check company, or a Subsidiary of a special purpose acquisition company or blank check company, or (iii) any direct listing of Units or other Equity Interests of the Company or a successor entity on any national securities exchange (or admission for quotation on the NASDAQ Stock Market System).

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (a) the product of (i) a quarter (1/4) in the case of the first calendar quarter of the Fiscal Year, half (1/2) in the case of the second calendar quarter of the Fiscal Year, three-quarters (3/4) in the case of the third calendar quarter of the Fiscal Year and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year over (b) all Distributions previously made during such Fiscal Year to such Member.

“Reconvened Meeting” is defined in Section 8.05.

“Redeemed Preferred Units” is defined in Section 10.05(a).

“Redemption Notice” is defined in Section 10.05(b)(i).

“Regulatory Allocations” is defined in Section 6.02(d).

Execution Version

“Related-Party Agreement” means the Management Services Agreement, the Shared Services Agreement, any statements of work or secondment agreements under the Shared Services Agreement entered into after the Effective Date, or any other agreement, arrangement, transaction or understanding between the Company or any Company Subsidiary and any ATN Unitholder, ATN Manager, any Affiliate of an ATN Unitholder or ATN Manager, or any officer or employee thereof.

“Remaining Portion” is defined in Section 10.04(e)(i).

“Remaining Portion Notice” is defined in Section 10.04(e)(i).

“Remaining Tag-Along Notice” is defined in Section 10.04(e)(ii).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Revised Partnership Audit Rules” is defined in Section 12.04(a).

“Sale Notice” is defined in Section 10.04(c).

“SEC” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Second A&R Agreement” is defined in the Recitals.

“Secondary Sale Agreements” means, collectively, the Secondary Sale Agreements substantially in the form attached hereto in Exhibit F by and between the Company and any Profits Interest Unitholder, entered into from time to time.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Member” is defined in Section 10.04(a).

“Series A Preferred Unit Quarterly Distribution” is defined in Section 7.02(a).

“Series A Preferred Unit Unpaid Yield” means, for any Series A Preferred Unit at any time, the amount equal to the excess, if any, of (a) the aggregate Series A Preferred Unit Yield accrued on such Series A Preferred Unit as of such time, over (b) the aggregate amount of all Distributions made by the Company in respect of such Series A Preferred Unit pursuant to Section 7.03(a)(ii) as of such time.

“Series A Preferred Unit Unreturned Capital” means, with respect to a Series A Preferred Unit and as of a given time, an amount equal to the excess, if any, of (i) the aggregate Capital Contributions made in exchange for such Series A Preferred Unit prior to such time, over (ii) the aggregate amount of all prior Distributions made by the Company in respect of such Series A Preferred Unit pursuant to Section 7.03(a)(i) up to such aggregate Capital Contribution amount.

Execution Version

“Series A Preferred Unit Yield” means, for any Series A Preferred Unit at any time, the amount accrued as of such time in respect of such Series A Preferred Unit (commencing with respect to such Series A Preferred Unit on the date the Company issues or issued such Series A Preferred Unit) at a rate of 9.0% per annum, compounded quarterly, on the sum of (i) the Series A Preferred Unit Unreturned Capital from time to time for such Series A Preferred Unit through such time and (ii) any Series A Preferred Unit Quarterly Distribution that accrued during a prior quarterly period that had not been paid as of such time. The Series A Preferred Unit Yield shall be calculated on the basis of the actual number of days elapsed over a 365-day year.

“Series A Preferred Units” is defined within the definition of Preferred Units.

“Series A-1 Preferred Profits Interest Units” is defined within the definition of Preferred Profits Interest Units.

“Series B Preferred Unit Quarterly Distribution” is defined in Section 7.02(b).

“Series B Preferred Unit Unpaid Yield” means, for any Series B Preferred Unit at any time, the amount equal to the excess, if any, of (a) the aggregate Series B Preferred Unit Yield accrued on such Series B Preferred Unit as of such time, over (b) the aggregate amount of all Distributions made by the Company in respect of such Series B Preferred Unit pursuant to Section 7.03(a)(ii) as of such time.

“Series B Preferred Unit Unreturned Capital” means, with respect to a Series B Preferred Unit and as of a given time, an amount equal to the excess, if any, of (a) the aggregate Capital Contributions made in exchange for such Series B Preferred Unit prior to such time, over (b) the aggregate amount of all prior Distributions made by the Company in respect of such Series B Preferred Unit pursuant to Section 7.03(a)(i) up to such aggregate Capital Contribution amount.

“Series B Preferred Unit Yield” means, for any Series B Preferred Unit at any time, the amount accrued as of such time in respect of such Series B Preferred Unit (commencing with respect to such Series B Preferred Unit on the date the Company issues or issued such Series B Preferred Unit) at a rate of 9.0% per annum, compounded quarterly, on the sum of (a) the Series B Preferred Unit Unreturned Capital from time to time for such Series B Preferred Unit through such time and (b) any Series B Preferred Unit Quarterly Distribution that accrued during a prior annual compounding period that had not been paid as of such time. The Series B Preferred Unit Yield shall be calculated on the basis of the actual number of days elapsed over a 365-day year.

“Series B Preferred Units” is defined within the definition of Preferred Units.

“Series B-1 Preferred Profits Interest Units” is defined within the definition of Preferred Profits Interest Units.

“Series N Preferred Unit Quarterly Distribution” is defined in Section 7.02(c).

“Series N Preferred Unit Unpaid Yield” means, for any Series N Preferred Unit at any time, the amount equal to the excess, if any, of (a) the aggregate Series N Preferred Unit Yield accrued on such Series N Preferred Unit as of such time, over (b) the aggregate amount of all

Execution Version

Distributions made by the Company in respect of such Series N Preferred Unit pursuant to Section 7.03(a)(ii) as of such time .

“Series N Preferred Unit Unreturned Capital” means, with respect to a Series N Preferred Unit and as of a given time, an amount equal to the excess, if any, of (a) the aggregate Capital Contributions made in exchange for such Series N Preferred Unit prior to such time, over (b) the aggregate amount of all prior Distributions made by the Company in respect of such Series N Preferred Unit pursuant to Section 7.03(a)(i) up to such aggregate Capital Contribution amount.

“Series N Preferred Unit Yield” means, for any Series N Preferred Unit at any time, the amount accrued as of such time in respect of such Series N Preferred Unit (commencing with respect to such Series N Preferred Unit on the date the Company issues or issued such Series N Preferred Unit) at a rate of 10.0% per annum, compounded quarterly, on the sum of (a) the Series N Preferred Unit Unreturned Capital from time to time for such Series N Preferred Unit through such time and (b) any Series N Preferred Unit Quarterly Distribution that accrued during a prior annual compounding period that had not been paid as of such time. The Series N Preferred Unit Yield shall be calculated on the basis of the actual number of days elapsed over a 365-day year.

“Series N Preferred Units” is defined within the definition of Preferred Units.

“Shared Services Agreement” means the shared services agreement between the Company and ATN in the form of Exhibit C, together with all statements of work and secondment agreements entered into as of the Effective Date.

“Shortfall Amount” is defined in Section 7.04(b).

“Subscription Agreement” means, collectively, the Preferred Unit Subscription Agreement and the Common Unit Subscription Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other Equity Interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person. For the avoidance of doubt, each of Parent and ALSK is a Subsidiary of the Company.

“Suspended Meeting” is defined in Section 8.05.

“Tag-Along Member” is defined in Section 10.04(a).

“Tag-Along Notice” is defined in Section 10.04(d)(ii).

“Tag-Along Period” is defined in Section 10.04(d)(ii).

“Tag-Along Portion” is defined in Section 10.04(d)(i).

“Tag-Along Sale” is defined in Section 10.04(a).

“Tax Advance” is defined in Section 7.04(a).

Execution Version

“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Units.

“Tax Matters Representative” is defined in Section 12.04(a).

“Tax Rate” of a Member or Warrant Holder, for any period, means the highest marginal blended federal, state and local tax rate applicable to ordinary income, qualified dividend income, or capital gains, as appropriate, for such period for an individual residing in New York, New York.

“Taxing Authority” is defined in Section 7.05(b).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Preferred Units, Common Units (or applicable Unit Equivalents) or Profits Interest Units or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Preferred Units, Common Units (or applicable Unit Equivalents) or Profits Interest Units.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units or Unit Equivalents owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code and any successor regulations.

“Unallocated Item” is defined in Section 6.05.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including Preferred Units, Common Units, Common Profits Interest Units, Preferred Profits Interest Units and Junior Units, provided that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Profits Interest Unit Grant Agreements (as applicable), and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

“Unit Equivalent” means any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Units, and any option, warrant or other right to subscribe for, purchase or acquire Units, including Common Unit Equivalents and Preferred Unit Equivalents.

“Unitholder” means a holder of Units.

Execution Version

“Unpaid Preferred Yield” means the Series A Preferred Unit Unpaid Yield, the Series B Preferred Unit Unpaid Yield, or the Series N Preferred Unit Unpaid Yield, as applicable.

“Unvested Profits Interest Units” is defined in Section 3.05(c).

“Vested Profits Interest Units” is defined in Section 3.05(c).

“Warrant Agreement” is defined in Section 3.04.

“Warrant Holder” means ATN, the F3C Common SPV, and any other Person that becomes a holder of a Warrant pursuant to a Transfer of a Warrant in accordance with the Warrant Agreement.

“Warrants” means Common Unit Equivalents having the privileges, preference, duties, liabilities, obligations and rights specified for “Warrants” as set forth in Section 3.04 and elsewhere in this Agreement and in the Warrant Agreement.

“Withholding Advances” is defined in Section 7.05(b).

Section 1.02 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

ORGANIZATION

Section 2.01 Formation; Name.

(a)The Company was formed under the name Project 8 Capital, LLC on November 23, 2020, pursuant to the provisions of the Delaware Act, upon the filing of the initial Certificate of Formation with the Secretary of State of the State of Delaware. The Original Agreement was entered into on December 31, 2020, effective as of November 23, 2020. This Agreement amends, restates and supersedes the Original Agreement in its entirety. On January 11, 2021, the Company filed a Certificate of Amendment to the initial

Execution Version

Certificate of Formation to change its name to “ALSK Holdings, LLC”, which shall remain the name of the Company until the Board may determine to change its name in accordance with the Delaware Act.

(b)This Agreement constitutes the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Principal Office. The principal office of the Company is located at c/o ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915, Attention: General Counsel, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members. The Board shall use commercially reasonable efforts to avoid establishing an office or otherwise conducting business in a jurisdiction outside of the United States if such action or conduct would reasonably result in a non-United States Tax filing obligation for any Member.

Section 2.03 Registered Office; Registered Agent.

(a)The registered office of the Company shall be the office of the registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)The registered agent for service of process on the Company in the State of Delaware shall be the registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.04 Purpose; Powers.

(a)The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and to engage in any and all activities necessary or incidental thereto.

(b)The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.05 Term. The term of the Company commenced on the date the initial Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue perpetually until the Company is dissolved in accordance with the provisions of this Agreement and the Delaware Act, provided that the existence of the Company shall continue following dissolution until a Certificate of Cancellation is filed in accordance with the Delaware Act.

Execution Version

Section 2.06 No State-Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes and, to the extent permissible, the Company shall elect to be treated as a partnership for such purposes. The Company, each Member and, to the extent required by the Code and applicable Treasury Regulations (and corresponding state income tax laws, rules and regulations), the Warrant Holders, shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member or Warrant Holder shall take any action inconsistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in the first sentence of this Section 2.06.

ARTICLE III

UNITS

Section 3.01 Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Board shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members Schedule”) and shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Schedule A.

Section 3.02 Preferred Units.

(a)Preferred Units Generally. Subject to compliance with this Section 3.02, Section 8.06, Section 9.01 and Section 10.01(b), the Company is hereby authorized to issue a class of Units designated as “Preferred Units”, including (i) Series A Preferred Units, (ii) Series B Preferred Units and (iii) Series N Preferred Units. The Series A Preferred Units, Series B Preferred Units and Series N Preferred Units shall rank pari passu in right of payment of Distributions and shall otherwise be identical in all respects except with respect to the Unpaid Preferred Yield as provided in this Agreement. As of the date hereof and after giving effect to the transactions contemplated by the Preferred Unit Subscription Agreement, 96,667 Preferred Units are issued and outstanding, including 48,333 Series A Preferred Units and 48,334 Series B Preferred Units, in the amounts set forth on the Members Schedule opposite each Member’s name. As of the date hereof there are no Series N Preferred Units issued or outstanding. The Company shall not issue Series N Preferred Units except in accordance with Section 3.02(b) and the applicable terms and conditions of the Additional Equity Commitment Letters.

(b)Issuance of Series N Preferred Units. If, in accordance with an Additional Equity Commitment Letter, the Company requests that an Initial Member fund such Initial Member’s Optional Commitment, and the Initial Member either declines to exercise its right to purchase all Additional Preferred Units offered by the Company to the Initial Member, or fails at the applicable closing to fund the entire purchase price for the Additional Preferred

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Units offered to that Initial Member by the Company, then the Company shall offer the unexercised portion of such Optional Commitment to the other Initial Member and, if the other Initial Member shall have fully exercised its right to purchase all Additional Preferred Units offered by the Company, the other Initial Member shall thereafter have the right and option, exercisable in its sole discretion, to purchase from the Company up to the entire amount of such unexercised portion in the form of (i) Common Units; (ii) Series A Preferred Units (if the other Initial Member is ATN) or Series B Preferred Units (if the other Initial Member is F3C Fund IV); (iii) Series N Preferred Units; (iv) Indebtedness of the Company, provided such Indebtedness shall be on market terms and shall not cause the Company to be in violation of the financial covenant ratios or amount, set forth in the Financing Documents; or (v) any combination under the foregoing clauses (i) through (iv) as determined by the other Initial Member in its sole discretion in accordance with the procedures set forth in the applicable Additional Equity Commitment Letter, provided, that any such purchase and sale of Common Units or Preferred Units shall be at the same price set forth in the Preferred Unit Subscription Agreement (for Preferred Units) or Common Unit Subscription Agreement (for Common Units), as adjusted for any splits, extraordinary dividends, recapitalizations or similar transaction with respect to the applicable class or series of such Units after the date hereof, and on other terms and conditions in all respects materially the same as those governing such other Initial Member’s purchase of the same class and series of Units at the Closing (solely for such purpose Series N Preferred Units will be deemed “the same class and series” as Series A Preferred Units or Series B Preferred Units, as applicable). For purposes of this Section 3.02(b), each Initial Member shall be entitled to assign some or all of its rights to purchase Additional Preferred Units, Common Units, other Preferred Units, or Indebtedness to any Person that is a Permitted Transferee of such Initial Member, and in determining whether an Initial Member has exercised its right to purchase the Additional Preferred Units offered to such Initial Member, any exercise of such right by or on behalf of such Initial Member by (x) a Member or (y) any other Person that is a Permitted Transferee of such Initial Member shall be deemed to be an exercise of such right by such Initial Member.

Section 3.03 Common Units. Subject to compliance with Section 8.06, Section 9.01 and Section 10.01(b), the Company is hereby authorized to issue a class of Units designated as “Common Units”. As of the date hereof and after giving effect to the transactions contemplated by the Common Unit Subscription Agreement, 48,332,000 Common Units are issued and outstanding and 6,041,500 Common Units are reserved for issuance upon the exercise of the Warrants, all in the amounts set forth on the Members Schedule opposite each Member’s or Warrant Holder’s name.

Section 3.04 Warrants.

(a)Generally. Subject to compliance with Section 10.01(b), the Company is hereby authorized to issue a type of Common Unit Equivalent designated as “Warrants” which entitle the holders thereof, upon exercise in accordance with the terms and conditions of Warrant Agreements substantially in the form attached as Exhibit D (each a “Warrant Agreement”), to purchase from the Company up to the number of Common Units subject to the Warrant in exchange for the exercise price therefor. Each Warrant shall entitle the relevant Warrant Holder to purchase up to the number of Common Units issuable upon exercise of the Warrant

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(as set forth in such Warrant) during the period commencing on the date of issuance of such Warrant and ending on the 10th anniversary of the date of issuance of such Warrant, subject to payment of the Exercise Price (as defined in the applicable Warrant Agreement) and the other terms and conditions of the applicable Warrant Agreement.

(b)Issuance of Warrants. As of the Effective Date, the Company has issued:

(i)to ATN, Warrants to purchase up to an aggregate of 4,531,125 Common Units, reflecting in aggregate 8.33% of the total number of Common Units outstanding on a Fully Diluted Basis immediately following the issuance of Common Units on July 21, 2021 (including Common Units subject to issuance on exercise of all Warrants issued on July 21, 2021), at an initial exercise price of $1.00 per Common Unit and otherwise subject to the terms and conditions of the Warrant Agreement attached as Exhibit D-1; and

(ii)to the F3C Common SPV, Warrants to purchase up to an aggregate of 1,510,375 Common Units, reflecting in aggregate 2.78% of the total number of Common Units outstanding on a Fully Diluted Basis immediately following the issuance of Common Units on July 21, 2021 (including Common Units subject to issuance on exercise of all Warrants issued on July 21, 2021), at an initial exercise price of $1.00 per Common Unit and otherwise subject to the terms and conditions of the Warrant Agreement attached as Exhibit D-2.

(iii)The Company and the Warrant Holders agree that, to the extent required under the Code and the Treasury Regulations, the aggregate fair market value of the Warrants issued as of the date of this Agreement is $100.00.

(iv)The Company and the Warrant Holders agree that, unless otherwise required by the Code and the Treasury Regulations, prior to the exercise of a Warrant and payment of the exercise price therefor in accordance with the Warrant Agreements, (A) the Warrants shall not be treated as partnership interests for purposes of the Code, the Treasury Regulations or other Applicable Laws related to federal, state, local or foreign income tax; and (B) the Warrant Holders shall not be treated as partners of the Company for purposes of the Code, the Treasury Regulations or such other Applicable Laws. The Members, the Warrant Holders and the Company further agree that if, at any time while any Warrants are outstanding, the Warrants are required to be treated as partnership interests (or the Warrant Holders are required to be treated as partners of the Company) under the Code, the Treasury Regulations or other Applicable Laws related to federal, state, local or foreign taxes, the Board may amend this Agreement to the extent that the Board, in its good faith discretion, determines is reasonably necessary or appropriate to reflect such treatment.

Section 3.05 Profits Interest Units.

(a)Generally. Subject to compliance with this Section 3.05, Section 8.06, Section 9.01 and Section 10.01(b), the Company is hereby authorized to issue a class of

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Units designated as “Common Profits Interest Units” and a class of Units designed as “Preferred Profits Interest Units”, including (i) Series A-1 Preferred Profits Interest Units and (ii) Series B-2 Preferred Profits Interest Units.

(b)Grants. The Board shall have the right to cause the Company to issue Profits Interest Units to a Person in exchange for services performed or to be performed for the Company or one of its Affiliates by such Person, rather than in exchange for Capital Contributions made to the Company by such Person.  The Board shall have the power and discretion to approve which Persons shall be offered and issued Profits Interest Units, whether limitations on the Distribution entitlements of any Profits Interest Units should be imposed to cause such Profits Interest Units to qualify as “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, Internal Revenue Service Notice 2005-43, or any future Internal Revenue Service guidance (collectively, “Applicable Profits Interest Guidance”), the class and number of Profits Interest Units to be offered and issued to each Person and the purchase price (if any) and other terms and conditions with respect thereto, including, but not limited to, terms in respect of the vesting schedule and repurchase terms of such Profits Interest Units which may, upon the determination of the Board, differ from those set forth below.

(c)Grant Agreements.  The Company shall, following the approval of the Board, issue each Common Profits Interest Unit, Series A-1 Preferred Profits Interest Unit and Series B-1 Preferred Profits Interest Unit pursuant to and in accordance with, as applicable, a form of Profits Interest Unit Grant Agreement (in each case pursuant to a form previously approved by the Board), between the Company and the recipient of such Profits Interest Unit.  Each Profits Interest Unit Grant Agreement shall provide for, among other matters, the forfeiture of, transfer restrictions relating to, or repurchase by the Company of, such Profits Interest Unit (as applicable). The Profits Interest Units issued to any Person under a Profits Interest Unit Grant Agreement that includes a vesting schedule shall vest in accordance with that vesting schedule. Profits Interest Units that vest in accordance with the terms of the relevant Profits Interest Unit Grant Agreement, that are not subject to a vesting schedule, that are fully vested on the date of issuance or  that are otherwise vested by action of the Board are referred to herein as “Vested Profits Interest Units”. Profits Interest Units that are subject to vesting and that are not yet vested per such vesting schedule, or as otherwise provided by action of the Board, are referred to herein as “Unvested Profits Interest Units”.

(d)Right to Distributions.  No Profits Interest Unit shall be entitled to receive any Distributions under ARTICLE VII unless the requirements of Section 3.05(g) and Section 7.01(d) are satisfied.

(e)Profits Interest Unitholders.  A Person shall be awarded Profits Interest Units, and, to the extent not already a Profits Interest Unitholder, shall become a Profits Interest Unitholder of the Company upon the execution of a Profits Interest Unit Grant Agreement (as applicable) and joinder to this Agreement (if not already party to this Agreement). Further, if any Profits Interest Units are unvested on grant, such Person shall file, within thirty (30) days of the grant date, an election under Code Section 83(b) with respect to such Profits Interest Units. For the avoidance of doubt, any failure by a Person

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to file the election under Code Section 83(b) as required by the immediately preceding sentence shall not prevent such Person from becoming a Profits Interest Unitholder.

(f)Tax Treatment; Securities Exemptions.  The Company and all Unitholders will (i) treat Profits Interest Units as outstanding for tax purposes, (ii) treat each holder of Profits Interest Units as a member of the Company for U.S. federal income tax purposes with respect to such Profits Interest Units, and (iii) file all tax returns and reports consistently with the foregoing (except for non-U.S. federal returns or reports for which a different tax treatment is required by applicable law).  This Section 3.05(f), together with the Profits Interest Unit Grant Agreements pursuant to which the Units are issued are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 of the Securities Act (and any similarly applicable state “blue-sky” securities laws) and the issuance of Profits Interest Units pursuant hereto is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701 (and any similarly applicable state “blue-sky” securities laws); provided that the foregoing shall not restrict or limit the Company’s ability to issue any Units pursuant to any other exemption from registration under the Securities Act available to the Company.  The Company may make the Profits Interest Units, and any issuance thereof, and any applicable Profits Interest Unit Grant Agreement subject to the terms and conditions of any other equity incentive plan consistent with the terms of this Agreement, as may have been adopted by the Company in accordance with Section 8.06.

(g)Participation Threshold; Amendments. As determined by the Board, the terms of any Profits Interest Units issued pursuant to this Section 3.05 may include limitations on the Distribution entitlements of such Profits Interest Units, including by establishing a Participation Threshold for such Profits Interest Units intended to qualify as “profits interests” within the meaning of the Applicable Profits Interest Guidance. Notwithstanding anything in this Section 3.05 to the contrary, the Board shall have the power to amend the provisions of this Section 3.05 and ARTICLE VII and/or adjust (or refrain from adjusting) the Participation Threshold of a Profits Interest Unit to achieve the economic results intended by this Agreement, including that any Profits Interest Units that are granted in exchange for services provided or to be provided to the Company or any Subsidiary thereof qualify as “profits interests” for U.S. federal income tax purposes within the meaning of Applicable Profits Interest Guidance.  Without limiting the generality of the foregoing, unless otherwise expressly set forth in a particular Profits Interest Unit Grant Agreement, each Profits Interest Unit’s Participation Threshold shall be adjusted after the grant of such Profits Interest Unit as follows:  (i) in the event of any Distribution pursuant to Section 7.01, 7.02 or 7.03 (but, for the avoidance of doubt, not Section 7.04), the Participation Threshold of each Profits Interest Unit outstanding at the time of such Distribution shall be reduced (but not below zero) by the amount of such Distribution; (ii) in the event of any Capital Contribution made after a Profits Interest Unit is issued, the Participation Threshold of such Profits Interest Unit outstanding at the time of such Capital Contribution shall be increased by an amount necessary to preserve the economic rights of the Profits Interest Unit as of immediately prior to the Capital Contribution; (iii) if the Company at any time subdivides (by any Unit split, Unit dividend or otherwise) its outstanding Units into a greater number of Units, the Participation Threshold of each Profits Interest Unit in effect immediately prior to such subdivision (if such Participation

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Threshold is reflected on a per Unit basis) shall be proportionately reduced, and if the Company at any time combines (by reverse Unit split or otherwise) its outstanding Units into a smaller number of Units, the Participation Threshold of each Profits Interest Unit in effect immediately prior to such combination shall be proportionately increased; and (iv) in the event of any change in the Company’s capital structure not addressed above (including any redemption of outstanding Units), the Board shall consider whether it is necessary to, and if so will, equitably adjust the Participation Threshold of the outstanding Profits Interest Units to the extent necessary (in the Board’s good faith judgment) to prevent such capital structure change from changing the economic rights represented by the Profits Interest Units in a manner that is disproportionately favorable or unfavorable in relation to the economic rights of other classes or series of outstanding Units.

Section 3.06 Other Issuances. In addition to Preferred Units, Common Units and Profits Interest Units, the Company is hereby authorized, subject to compliance with Section 8.06, Section 9.01 and Section 10.01(b), to authorize and issue or sell to any Person any of the following (collectively, “New Interests”): (a) any new type, class or series of Units not otherwise described in this Agreement, which Units may be designated as classes or series of Preferred Units, Common Units or Profits Interest Units, but having different rights; and (b) Unit Equivalents. The Board is hereby authorized, subject to Section 15.08, to amend this Agreement to reflect such issuance and to fix the relative privileges, preference, duties, liabilities, obligations and rights of any such New Interests, including the number of such New Interests to be issued, the preference (with respect to Distributions, in liquidation, or otherwise) over any other Units and any contributions required in connection therewith.

Section 3.07 Certification of Units.

(a)The Board in its sole discretion may, but shall not be required to, issue certificates to the Members representing the Units held by such Member.

(b)In the event that the Board shall issue certificates representing Units in accordance with Section 3.07(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED,

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HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 3.08 Cancellation of Outstanding Interests. Effective as of July 31, 2021 and upon the completion of the purchase and sale of Series A Preferred Units, Series B Preferred Units and Common Units in accordance with the Subscription Agreements, all of the limited liability company interests of the Company authorized, issued or outstanding prior to the execution of the First A&R Agreement shall be deemed to have been cancelled.

ARTICLE IV

MEMBERS

Section 4.01 Admission of New Members.

(a)New Members may be admitted from time to time (i) in connection with an issuance of Units by the Company, subject to compliance with the provisions of Section 9.01 and Section 10.01(b), as applicable and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of ARTICLE X, and in either case under clause (i) or (ii) following compliance with the provisions of Section 4.01(b).

(b)In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Members Schedule by the Board and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 5.03.

Section 4.02 Representations and Warranties of Members. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members, whether admitted as of the date hereof or pursuant to Section 4.01, represents and warrants to the Company and acknowledges that:

(a)The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b)Such Member is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration

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provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Units;

(c)Such Member’s Units are being acquired for the Member’s own account solely for investment and not with a view to resale or distribution thereof;

(d)Such Member has conducted the Member’s own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and such Member acknowledges that such Member has been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose;

(e)The determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries that may have been made or given by any other Member or by any agent or employee of any other Member;

(f)Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(g)Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(h)The execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and

(i)This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

None of the foregoing shall replace, diminish or otherwise adversely affect any Member’s representations and warranties made by it in any Subscription Agreement.

Section 4.03 No Personal Liability. Except as otherwise provided in the Delaware Act, other Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

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Section 4.04 No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member; provided, however, that this Agreement shall continue to apply with respect to any Units that have been redeemed in accordance with Section 10.05 or called in accordance with Section 10.07 until full payment is made therefor in accordance with the terms of this Agreement.

Section 4.05 Death or Dissolution. The death (in the case of a Member who is a natural person) or dissolution (in the case of a Member other than a natural person) of a Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased or dissolved Member shall automatically be Transferred in accordance with such Member’s will, constitutive documents or other applicable instrument or operation of Applicable Law that duly effects the Transfer to or vesting in another Person of such Units upon or after the death or dissolution of such Member, provided, that within a reasonable time after such Transfer, the applicable Transferees of such Units shall sign a written undertaking substantially in the form of the Joinder Agreement.

Section 4.06 Voting. Except as otherwise provided by this Agreement (including Section 8.06 and Section 15.08) or as otherwise required by the Delaware Act or other Applicable Law:

(a)each Member shall be entitled to one vote per Common Unit held by such Member on all matters upon which Members have the right to vote or consent under this Agreement; and

(b)the Preferred Units, Profits Interest Units (including the Common Profits Interest Units) and Junior Units (other than Common Units) shall not entitle the holders thereof to vote or consent on any matters required or permitted to be voted on or consented to by Members.

Section 4.07 Meetings.

(a)Calling the Meeting. Meetings of Members may be called by (i) the Board or (ii) a Member or group of Members holding more than 20% of the then-outstanding Common Units. Only Members holding Preferred Units and/or Common Units shall have the right to attend meetings of the Members.

(b)Notice. Written notice stating the place, date and time of the meeting and, in the case of a meeting of Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than 10 days and not more than 30 days before the date of the meeting to each holder of Preferred Units or Common Units, by or at the direction of the Board or the Member(s) calling the meeting, as the case may be. Meetings may be held at the Company’s principal office or at such other place, or by

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audio or video conference as the Board or the Member(s) calling the meeting may designate in the notice for such meeting.

(c)Participation. Any Member may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)Vote by Proxy. On any matter that is to be voted on by Members, a Member may vote in person or by proxy and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e)Conduct of Business. The business to be conducted at a meeting of Members need not be limited to the purpose described in the meeting notice.

(f)Waiver of Notice Requirement. Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened, and such Member raises such objection promptly following the start of the meeting.

Section 4.08 Quorum. A quorum of any meeting of Members shall require the presence of Members holding a majority of Common Units held by all Members. Subject to Section 4.09, no action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to Section 4.09, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding a majority of Common Units held by all Members.

Section 4.09 Action Without Meeting. Notwithstanding the provisions of Section 4.08, any matter that is to be voted on, consented to or approved by Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than a majority of the Common Units held by all Members. A record shall be maintained by the Board of each such action taken by written consent of a Member or Members. The Company shall promptly send a copy of each such written consent to each Member holding Preferred Units, and to each Member holding Common Units that did not sign such consent.

Section 4.10 Power of Members. Subject to Section 2.01(b), Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Delaware Act. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

Section 4.11 No Interest in Company Property. All right, title and interest in the real or personal property of the Company shall be owned by and vested solely in the Company and no

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Member shall have any right, title or interest therein. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 5.01 Initial Capital Contributions. Contemporaneously with the execution of the First A&R Agreement and as set forth in the respective Unit Purchase Agreements, each Initial Member, each F3C Preferred Co-Investor, and the F3C Common SPV made the Capital Contribution giving rise to such Member’s Capital Account and was deemed to own the number, type, series and class of Units, in each case in the amounts set forth opposite such Member’s name on the Members Schedule as was effect on such date. Such initial Capital Contributions were used to provide the equity financing necessary to close the Merger (including paying and reimbursing transaction expenses in connection therewith) and were and shall be used to provide cash to fund the operations of the Company and the Company Subsidiaries. Additionally, to the extent any Warrant is exercised (or deemed to have been exercised pursuant to Section 3(g) of any Warrant Agreement), the Warrant Holder (or such other Person in whose name Common Units are to be issued upon exercise of such Warrant in accordance with Section 3(g) of the applicable Warrant Agreement), will, upon payment in full of the aggregate exercise price in accordance with the applicable Warrant Agreement, be deemed to have made a Capital Contribution in respect of the Common Units issuable to such Warrant Holder or other Person in an amount equal to such aggregate exercise price.

Section 5.02 Additional Capital Contributions Generally. Except in connection with the exercise of any Warrants, or as provided in the Additional Equity Commitment Letters, (a) no Member shall be required to make any additional Capital Contributions to the Company, and any future Capital Contributions made by any Member shall be made only with the consent of the Board and in connection with an issuance of Units made in compliance with Section 9.01, and (b) no Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

Section 5.03 Maintenance of Capital Accounts.

(a)The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 5.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(i)Each Member’s Capital Account shall be increased by the amount of:

(A)such Member’s Capital Contributions, including such Member’s initial Capital Contribution;

(B)any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE VI; and

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(C)any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.

(ii)Each Member’s Capital Account shall be decreased by:

(A)the cash amount or Book Value of any property Distributed to such Member pursuant to ARTICLE VII and Section 13.03(c);

(B)the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE VI; and

(C)the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

Section 5.04 Succession Upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 6.04, shall receive allocations and Distributions pursuant to ARTICLE VI, ARTICLE VII and ARTICLE XIII in respect of such Units.

Section 5.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in his or her, her or its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 5.06 No Withdrawal. No Member shall be entitled to withdraw any part of his or her, her or its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.

Section 5.07 Treatment of Loans from Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 5.03(a)(i)(C), if applicable.

Section 5.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

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ARTICLE VI

ALLOCATIONS

Section 6.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.02, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the Distributions that would be made to such Member pursuant to Section 13.03(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability) and the net assets of the Company were Distributed, in accordance with Section 13.03(c), to the Members immediately after making such allocations, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 6.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 6.01:

(a)If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or Distributions as quickly as possible. This Section 6.02(c)

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is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)The allocations set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(e)The Company and the Members acknowledge that allocations like those described in Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Net Income and Net Loss provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Net Income and Net Loss will be made in accordance with Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

Section 6.03 Tax Allocations.

(a)Subject to Section 6.03(b) through Section 6.03(e), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for federal income tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for federal income tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and any method permitted under Treasury Regulations Section 1.704-3(b), as determined by the Board, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

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(d)Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)The Company shall make allocations pursuant to this Section 6.03 in accordance with the traditional method in accordance with Treasury Regulations Section 1.704-3(d).

(f)Allocations pursuant to this Section 6.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, Distributions, or other items pursuant to any provisions of this Agreement.

Section 6.04 Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of ARTICLE X, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

Section 6.05 Curative Allocations. In the event that the Tax Matters Representative determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, or deduction is not specified in this ARTICLE VI (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss, or deduction hereunder is clearly inconsistent with the Members’ Economic Interests in the Company (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Board may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such Economic Interests; provided, that no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby; and provided, further, that no such allocation shall have any material effect on the amounts Distributable to any Member, including the amounts to be Distributed upon a Deemed Liquidation Event or the complete liquidation of the Company.

ARTICLE VII

DISTRIBUTIONS

Section 7.01 General.

(a)Distributions at Discretion of Board. Subject to Section 7.01(c), Section 7.02, Section 7.03 and Section 7.04, the Board shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves, or payment to third parties, of such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including but not limited to present and anticipated debts and obligations, capital needs and expenses, the payment of any

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management or administrative fees and expenses and reasonable reserves for contingencies).

(b)Mandatory Distributions in Connection with Deemed Liquidation Event or Qualified Public Offering. Upon the consummation of any Deemed Liquidation Event or Qualified Public Offering, the holders of Series A Preferred Units, Series B Preferred Units, Series N Preferred Units, Series A-1 Preferred Profits Interest Units and Series B-1 Preferred Profits Interest Units shall be entitled to receive, before any payment shall be made to holders of Junior Units by reason of their ownership thereof, an amount in cash equal to the amount that would have been Distributed to such Unitholders under Section 13.03(c)(iii) (after any applicable amounts are paid or reserved in accordance with Section 13.03(c)(i) and 13.03(c)(ii)) in accordance upon the occurrence of a dissolution and liquidation of the Company, including the right to receive the full preferential Distributions under Section 7.03(a)(i) and Section 7.03(a)(ii). The Board shall cause any such payments to be made upon completion (or as soon thereafter as is practicable) of any Deemed Liquidation Event or Qualified Public Offering.

(c)No Distributions Violative of Delaware Act. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate § 18-607 of the Delaware Act or other Applicable Law.

(d) Distributions in respect of Profits Interest Units.  Notwithstanding anything in this Article VII to the contrary, no distributions shall be made in respect of any Profits Interest Unit that, as of the date of distribution, has a Participation Threshold that is greater than zero. Accordingly, if the amount to be distributed pursuant to this Article VII with respect to any particular Distribution would cause the amount of any outstanding Profits Interest Unit’s Participation Threshold to be reduced to zero, then such Profits Interest Unit shall constitute an Eligible Profits Interest Unit for purposes of this Article VII only after the portion of the amount to be distributed in such Distribution that would cause such Profits Interest Unit’s Participation Threshold to be reduced to zero has first been distributed to the holders of outstanding Participating Units (taking into account other outstanding Eligible Profits Interest Units that have lesser Participation Thresholds (determined immediately prior to such Distribution)).

Section 7.02 Quarterly Distributions.

(a)Series A Preferred Unit Quarterly Distribution. From and after the date of issuance of any Series A Preferred Unit, a quarterly Distribution (a “Series A Preferred Unit Quarterly Distribution”) shall be payable, whether or not declared by the Board, on such Series A Preferred Unit in an amount equal to the Series A Preferred Unit Unpaid Yield on such Series A Preferred Unit as of the date of such quarterly Distribution. The holders of Series A Preferred Units shall be entitled to receive the Series A Preferred Unit Quarterly Distribution in preference to any dividend or Distribution made on any Junior Units and pari passu with (i) the Series B Preferred Unit Quarterly Distribution and the Series N Preferred Unit Quarterly Distribution (if any) and (ii) any dividend or Distribution payable on any Preferred Profits Interest Units in accordance with Section 7.03(a)(ii); provided that, for the avoidance of doubt, the holders of Series A Preferred Units shall be entitled to receive any Distribution that was payable in accordance with Section 7.03(a)(i)

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in preference to any dividend or Distribution made on any Preferred Profits Interest Units. The Series A Preferred Unit Quarterly Distribution shall accrue and be payable on the last Business Day of March, June, September and December of each calendar year (each such date, a “Preferred Unit Distribution Payment Date”) and upon a liquidation, redemption or other payment in respect of Series A Preferred Units in accordance with the provisions of Section 7.01(b), Section 10.05, Section 10.06 or Section 13.03(c), respectively. Any Series A Preferred Unit Quarterly Distribution that is not paid under this Section 7.02(a), Section 7.03(a)(i) or Section 7.03(a)(ii) on or prior to a Preferred Unit Distribution Payment Date shall be included in the calculation of the Series A Preferred Unit Unpaid Yield that accrues in each compounding period thereafter until such Series A Preferred Unit Quarterly Distribution is paid in full. Any Distribution made pursuant to this Section 7.02(a) shall be treated as a Distribution under Section 7.03(a)(i) or Section 7.03(a)(ii) (as applicable).

(b)Series B Preferred Unit Quarterly Distribution. From and after the date of issuance of any Series B Preferred Unit, a quarterly Distribution (a “Series B Preferred Unit Quarterly Distribution”) shall be payable, whether or not declared by the Board, on such Series B Preferred Unit in an amount equal to the Series B Preferred Unit Unpaid Yield on such Series B Preferred Unit as of the date of such quarterly Distribution. The holders of Series B Preferred Units shall be entitled to receive the Series B Preferred Unit Quarterly Distribution in preference to any dividend or Distribution made on any Junior Units and pari passu with (i) the Series A Preferred Unit Quarterly Distribution and the Series N Preferred Unit Quarterly Distribution (if any) and (ii) any dividend or Distribution payable on any Preferred Profits Interest Units in accordance with Section 7.03(a)(ii); provided that, for the avoidance of doubt, the holders of Series B Preferred Units shall be entitled to receive any Distribution that was payable in accordance with Section 7.03(a)(i) in preference to any dividend or Distribution made on any Preferred Profits Interest Units. The Series B Preferred Unit Quarterly Distribution shall accrue and be payable on each Preferred Unit Distribution Payment Date and upon a liquidation, redemption or other payment in respect of Series B Preferred Units in accordance with the provisions of Section 7.01(b), Section 10.05 Section 10.06 or Section 13.03(c), respectively. Any Series B Preferred Unit Quarterly Distribution that is not paid under this Section 7.02(b), Section 7.03(a)(i) or Section 7.03(a)(ii) on or prior to a Preferred Unit Distribution Payment Date shall be included in the calculation of the Series B Preferred Unit Unpaid Yield that accrues in each compounding period thereafter until such Series B Preferred Unit Quarterly Distribution is paid in full. Any Distribution made pursuant to this Section 7.02(b) shall be treated as a Distribution under Section 7.03(a)(i) or Section 7.03(a)(ii) (as applicable).

(c)Series N Preferred Unit Quarterly Distribution. From and after the date of issuance of any Series N Preferred Unit, a quarterly Distribution shall be payable, whether or not declared by the Board, on each Series N Preferred Unit (a “Series N Preferred Unit Quarterly Distribution”, and together with Series A Preferred Unit Quarterly Distributions and Series B Preferred Unit Quarterly Distributions, “Preferred Unit Quarterly Distributions”) in an amount equal to the Series N Preferred Unit Unpaid Yield on such Series N Preferred Unit as of the date of such quarterly Distribution. The holders of Series N Preferred Units shall be entitled to receive the Series N Preferred Unit Quarterly Distribution in preference to any dividend or Distribution made on any Junior Units and pari passu with (i) the Series A Preferred Unit Quarterly Distribution and the Series B Preferred Unit Quarterly Distribution and (ii) any dividend or Distribution payable on any Preferred Profits Interest Units in accordance with Section 7.03(a)(ii); provided that, for the avoidance of doubt, the holders of Series N Preferred Units shall be entitled to receive any

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Distribution that was payable in accordance with Section 7.03(a)(i) in preference to any dividend or Distribution made on any Preferred Profits Interest Units. The Series N Preferred Unit Quarterly Distribution shall accrue and be payable on each Preferred Unit Distribution Payment Date and upon a liquidation, redemption or other payment in respect of Series N Preferred Units in accordance with the provisions of Section 7.01(b), Section 10.05 Section 10.06 or Section 13.03(c), respectively. Any Series N Preferred Unit Quarterly Distribution that is not paid under this Section 7.02(c), Section 7.03(a)(i) or Section 7.03(a)(ii) on or prior to a Preferred Unit Distribution Payment Date shall be included in the calculation of the Series N Preferred Unit Unpaid Yield that accrues in each compounding period thereafter until such Series N Preferred Unit Quarterly Distribution is paid in full. Any Distribution made pursuant to this Section 7.02(c) shall be treated as a Distribution under Section 7.03(a)(i) or Section 7.03(a)(ii) (as applicable).

(d)Priority of Preferred Quarterly Distributions. If, on any Preferred Unit Distribution Payment Date, the Company pays some but less than all Preferred Unit Quarterly Distributions that have accrued and accumulated as of such Preferred Unit Distribution Payment Date, then such payment shall be made to the holders of Preferred Units entitled thereto, pro rata in proportion to their respective Unpaid Preferred Yields on all such Preferred Units as of such Preferred Unit Distribution Payment Date, and otherwise on a pari passu basis. All accrued and accumulated Preferred Unit Quarterly Distributions shall be prior and in preference to any Distribution on any Junior Units and shall be fully declared and paid before any Distributions are declared and paid, or any other Distributions, repurchases or redemptions are made, on any Junior Units, provided that the foregoing shall not restrict the Company’s rights to effect Distributions, repurchases or redemptions to the extent permitted under Section 8.06.

Section 7.03 Priority of Distributions.

(a)After making all Distributions required for a given Fiscal Year under Section 7.04, and subject to the priority applicable to Distributions of proceeds in connection with a liquidation of the Company pursuant to Section 13.03(c)(i) and (ii), if applicable, and subject in all respects to Section 7.01(d), all Distributions determined or required to be made by the Board pursuant to Section 7.01 shall be made in the following manner:

(i)First, to the holders of Series A Preferred Units, Series B Preferred Units, Series N Preferred Units, pro rata in proportion to their respective Preferred Unit Unreturned Capital and otherwise on a pari passu basis, until the holders of Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units have received cumulative Distributions under this Section 7.03(a)(i) equal to  their aggregate Capital Contributions in respect of (as applicable) all Series A Preferred Units,  Series B Preferred Units, and Series N Preferred Units;

(ii)Second, to the holders of Series A Preferred Units, Series B Preferred Units, Series N Preferred Units, and Preferred Profits Interest Units that are Participating Units, (A) ratably to the holders of Preferred Profits Interest Units that are Participating Units based upon the number of outstanding Series A Preferred Units, Series B Preferred Units, Series N Preferred Units, and Preferred Profits Interest Units that are Participating Units, and (B) the remainder to holders of Series A Preferred Units, Series B Preferred Units and Series N Preferred Units, pro rata in proportion to their respective Unpaid Preferred Yield

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and otherwise on a pari passu basis, until the holders of Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units have received cumulative Distributions under this Section 7.03(a)(ii) (including cumulative Distributions deemed to have been made under this Section 7.03(a)(ii) pursuant to Section 7.02(a), Section 7.02(b) and Section 7.02(c)) equal to (as applicable) the Series A Preferred Unit Unpaid Yield, the Series B Preferred Unit Unpaid Yield, and  the Series N Preferred Unit Unpaid Yield;

(iii)Third, any remaining amounts to the holders of Common Units and Common Profits Interest Units that are Participating Units, ratably based upon the number of outstanding Common Units and Common Profits Interest Units that are Participating Units.

(b)Holders of Warrants shall not be entitled to receive any payment or other amount in respect of any Distribution unless and until the exercise of such Warrants and the receipt of Common Units issued upon such exercise.

(c)For illustrative purposes only, attached hereto as Exhibit E is an example waterfall calculation illustrating the calculation of hypothetical Distributions pursuant this Section 7.03.

Section 7.04 Tax Advances.

(a)Subject to any restrictions in any of the Company’s and/or any Company Subsidiary’s then applicable debt-financing arrangements and subject to the Board’s sole discretion to retain any other amounts necessary to satisfy the Company’s and/or the Company Subsidiaries’ obligations, at least five Business Days before each date prescribed by the Code for a calendar-year corporation to pay quarterly installments of estimated tax, the Company shall use commercially reasonable efforts to Distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such Distribution, a “Tax Advance”); provided, that the Board may elect to reduce the amount of any Tax Advance to reflect any Distributions made (or reasonably expected to be made) to such Member pursuant to Section 7.02 or Section 7.03 in the applicable calendar quarter. For the avoidance of doubt, Unvested Profit Interest Units shall be entitled to participate in the Distribution of Tax Advances.

(b)If, at any time after the final Quarterly Estimated Tax Amount has been Distributed pursuant to Section 7.04(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Company shall use commercially reasonable efforts to Distribute cash in proportion to and to the extent of each Member’s Shortfall Amount. The Company shall use commercially reasonable efforts to Distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year; provided, that if the Company has made Distributions other than pursuant to this Section 7.04, the Board may apply such Distributions to reduce any Shortfall Amount.

(c)If the aggregate Tax Advances made to any Member pursuant to this Section 7.04 for any Fiscal Year exceed such Member’s Tax Amount (an “Excess Amount”), such Excess Amount

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shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 7.04, except to the extent taken into account as an advance pursuant to Section 7.04(d).

(d)Any Distributions made pursuant to this Section 7.04 shall be treated for purposes of this Agreement as advances on Distributions pursuant to Section 7.03 and shall reduce, dollar-for-dollar, the amount otherwise Distributable to such Member pursuant to Section 7.03.

(e)Notwithstanding anything herein to the contrary, Distributions made pursuant to this Section 7.04 shall not reduce the Participation Threshold of any Profits Interest Unit.

Section 7.05 Tax Withholding; Withholding Advances.

(a)Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board:

(i)an affidavit in form satisfactory to the Board that the applicable Member (or its members or partners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii)any certificate that the Board may reasonably request with respect to any such laws; and/or

(iii)any other form or instrument reasonably requested by the Board relating to any Member’s status under such law.

If a Member fails or is unable to deliver to the Board the affidavit described in Section 7.05(a)(i), the Board may withhold amounts from such Member in accordance with Section 7.05(b).

(b)Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or allocation by the Company of income or gain to such Member (including payments made pursuant to Code Section 6225 and allocable to a Member as determined by the Tax Matters Representative in its sole discretion) and to withhold the same from Distributions to such Member. Any funds withheld from a Distribution by reason of this Section 7.05(b) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement and shall be charged against the Member’s Capital Account.

(c)Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per year (the “Company Interest Rate”):

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(i)be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)with the consent of the Board, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member (which reduction amount shall be deemed to have been Distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d)Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or allocable to such Member. The provisions of this Section 7.05(d) and the obligations of a Member pursuant to Section 7.05(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units or Warrants. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.05, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)Over-withholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member. In the event of an over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 7.06 Distributions in Kind.

(a)Prior to the final Distribution of assets of the Company in connection with the dissolution and winding up of the Company, the Company may distribute only cash or Marketable Securities to a Member. In the event that a Distribution of Marketable Securities or assets is made to any Member, subject to Section 12.04(d), such Marketable Securities or assets shall be deemed to have been sold at fair market value reasonably determined by the Board (i) in the case of Marketable Securities, using the average of the closing prices recorded on the market where such Marketable Securities are traded over the five (5) trading days preceding the date of Distribution and the five (5) trading days following the date of distribution, and (ii) in the case of other assets, considering all pertinent factors and information. In any non-cash Distribution, the securities or assets so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or assets would be Distributed among the Members pursuant to Section 7.03.

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(b)Any Distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE VIII

MANAGEMENT

Section 8.01 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural persons (each such person, a “Manager”) appointed in accordance with the provisions of Section 8.02. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement and the Delaware Act.

Section 8.02 Board Composition; Vacancies.

(a)The Company and each Member shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times seven and that the Board is comprised of:

(i)if ATN Unitholders collectively hold (A) 71.8% or more of the Common Units held by all ATN Unitholders immediately following the date of this Agreement (as adjusted for any Unit splits, extraordinary Unit dividends, recapitalizations or similar transactions with respect to the Common Units); and (B) more Common Units than any other Unitholder or group of Affiliated Unitholders, then (C) for as long as ATN Unitholders collectively hold not less than 38% of issued and outstanding Common Units, five Managers designated by the ATN Majority Common Holders, including one Manager designated as Chairperson in accordance with Section 8.09, who shall initially be Brad Martin (Chairperson), Michael Prior, Carlos Doglioli, Paul Fenaroli, and John Sims;

(ii)if (A) ATN Unitholders collectively hold less than 71.8% of the Common Units held by all ATN Unitholders immediately following the date of this Agreement (as adjusted for any Unit splits, extraordinary Unit dividends, recapitalizations or similar transactions with respect to the Common Units); or (B) ATN Unitholders do not collectively hold more Common Units than any other Unitholder or group of Affiliated Unitholders, then (C) for as long as ATN Unitholders collectively hold (I) 33.8% or more and less than 38% of the issued and outstanding Common Units, four Managers designated by the ATN Majority Common Holders or (II) 21.1% or more and less than 33.8% of the issued and outstanding Common Units, three Managers designated by the ATN Majority

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Common Holders (any such Manager designated by the ATN Majority Common Holders under Section 8.02(a)(i) or this Section 8.02(a)(ii), an “ATN Manager”);

(iii)for as long as F3C Unitholders collectively hold (A) 33.8% or more of the issued and outstanding Common Units, two Managers designated by the F3C Majority Common Holders, who shall initially be Brian Block and Aaron Blazar; or (B) 21.1% or more and less than 33.8% of the issued and outstanding Common Units, one Manager designated by the F3C Majority Common Holders (each an “F3C Manager”); and

(iv)to the extent (if at all) the ATN Majority Common Holders and F3C Majority Common Holders are no longer entitled to designate all members of the Board under the preceding clauses (i), (ii) and (iii), (A) Managers shall be designated by the holders of a majority of the issued and outstanding Common Units and (B) upon any such designation of a Manager as successor to a Manager previously designated by the ATN Majority Common Holders or F3C Majority Common Holders, such previously designated Manager shall be deemed to have automatically resigned without any further action on the part of the ATN Majority Common Holders, F3C Majority Common Holders or other Managers.

(b)For as long as F3C Unitholders hold any Units, the holders of a majority of Units held by the F3C Unitholders shall be entitled to designate one non-voting Board observer (the “F3C Observer”). For as long as ATN Unitholders hold any Units, the holders of a majority of Units held by the ATN Unitholders shall be entitled to designate one non-voting Board observer (the “ATN Observer”, and alternatively with the F3C Observer, an “Observer”). An Observer shall not be a Manager or have any right to vote or consent on any matter before the Board but shall be entitled to attend Board meetings and to receive copies of all notices, minutes, consents and other materials at the same time and in the same manner as such materials are delivered to Managers, provided that the Company may exclude an Observer from access to any such materials or from any Board meeting or portion thereof if the Board concludes that such exclusion is necessary (i) to preserve attorney-client or work product privilege, or (ii) to avoid a conflict of interest or disclosure that is restricted by any agreement or duty to which the Company or any of its Affiliates is a party or otherwise bound.

(c)At all times, the size and composition of any board of directors or board of managers (or similar body vested with management or oversight of management, however characterized) of Parent, ALSK and any other Company Subsidiary shall be the same as that of the Board, including with respect to any Observer designated under Section 8.02(b) and with respect to the Chairperson designated under Section 8.09. Without limiting the foregoing, the quorum, removal rights, meeting procedures, Observer rights and voting requirements set forth in this ARTICLE VIII with respect to the Board shall apply mutatis mutandis to Company Subsidiaries and the boards of directors, boards of managers or similar governing bodies of such Company Subsidiaries, and any committee of any such board of directors, board of managers or similar governing body.

(d)If a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Manager, or any new Manager position is created, the Member or group of Members entitled to designate and appoint such Manager in accordance with Section 8.02(a) (or if no Member or group of Members is entitled to designate such Manager, the

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Members holding a majority of the issued and outstanding Common Units) shall have the right to designate a person to fill such vacancy by giving written notice of such designation to the Company and Members not responsible for such notice, including such information about the designee as reasonably requested by the Company or such Members, whereupon the Company and each Member shall take such actions as may be required to ensure the prompt election or appointment of such designee to fill such vacancy on the Board. If the Member or group of Members, as the case may be, fail to so designate in writing a person to fill a vacant Manager position and such failure continues for more than 30 days after notice from the Company to the Member or group of Members responsible for the failure, then the vacant position shall be filled by a person designated by the other Manager or Managers designated by such Member or group of Members that are then in office; provided that such person shall be removed from such position if the Member or group of Members that originally failed to designate a person for such position so direct and simultaneously designate a new Manager for such position.

(e)The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”) and shall update the Managers Schedule upon the removal or replacement of any Manager in accordance with this Section 8.02 or Section 8.03. A copy of the Managers Schedule as of the execution of this Agreement is attached hereto as Schedule B.

Section 8.03 Removal; Resignation.

(a)A Manager may be removed or replaced at any time from the Board, with or without cause, upon the written request of the Member or group of Members entitled to designate such Manager in accordance with Section 8.02(a). Members holding a majority of the issued and outstanding Common Units may remove all or any lesser number of Managers with or without cause; provided, that, to the extent a Member or group of Members has the right to designate a Manager pursuant to Section 8.02(a), the affirmative vote of such Member or group of Members shall be required to remove any such Manager.

(b)A Manager may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

Section 8.04 Meetings.

(a)Generally. Regular meetings of the Board shall be held on at least a quarterly basis on such dates and at such times as shall be determined by the Board. Special meetings of the Board shall be held on the call of any Manager. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board.

(b)Notices.

(i)The Chairperson shall provide (or cause an Officer of the Company to provide) written notice of each regular meeting of the Board or any committee stating the

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place, date and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by Electronic Transmission reasonably in advance of the meeting and generally no less than seven days before the date of such meeting; provided, however, that the business to be transacted at any regular meeting shall not be limited to the matters set forth on any agenda circulated prior to the meeting, and the failure to provide relevant supporting materials no less than seven days before the meeting shall not affect the validity of any otherwise valid action taken at the meeting. If the Board agrees and circulates to all Managers a schedule stating the place, date and time of regular meetings of the Board, such schedule shall be deemed to satisfy the notice requirement for any meeting included therein. Any Manager may propose to add an item to the agenda of a regular meeting by providing written notice thereof to the Chairperson at least three days before the meeting, together with any relevant supporting material. The Chairperson shall update the proposed agenda and meeting materials accordingly to the extent practicable before the meeting.

(ii)A Manager calling a special meeting shall provide written notice of the special meeting of the Board or any committee stating the place, date and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by Electronic Transmission no less than seven days before the date of such meeting; provided that, in the case of a special meeting, the Chairperson or the Manager requesting the meeting may reduce the advance notice period to not less than 48 hours if he or she determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action within a time period of less than seven days. Each Manager shall, promptly following his or her receipt of such proposed agenda, provide the Chairperson with notice of any additional agenda items he or she desires to be considered at such meeting, together with any relevant supporting material sufficient to inform the other Managers of such additional matters. The Chairperson shall update the proposed agenda and meeting materials accordingly to the extent practicable before the meeting. The business to be transacted at any special meeting shall, unless otherwise agreed unanimously by the Managers, be limited to the matters set forth on the first proposed agenda for the meeting.

(c)Attendance and Waiver of Notice. Notice of a meeting may be waived by any Manager before, during or after the meeting. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and raises such objection promptly at the start of the meeting.

(d)Meeting Records. Meetings held, matters considered and actions taken by the Board and each committee shall be recorded in minutes prepared by the Chairperson (or such other Person as may be designated by the Board from time to time), which shall state the date, time, place of, and attendance of Managers and others at, meetings, and the effective date of any written consent in lieu of a meeting. The Chairperson (or such other Person as may be designated by the Board) shall circulate a draft of the minutes of each meeting to the Managers promptly following, and generally within 14 days following the date of the meeting, provided that the failure to circulate draft minutes by such deadline shall not detract from the validity of minutes otherwise duly

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adopted by the Board . The minutes shall be maintained in suitable hard copy or electronic records kept by the Company and accessible by each Manager.

Section 8.05 Quorum; Manner of Acting.

(a)Quorum. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board; provided that, for as long as the F3C Majority Common Holders are entitled to designate (and have designated) at least one F3C Manager, the presence of at least one F3C Manager at any meeting of the Board shall be necessary to constitute a quorum. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum is not present at any meeting of the Board, the Managers present may adjourn such meeting (the “Suspended Meeting”), in which event they shall promptly give notice to the Managers of when it shall be reconvened (the “Reconvened Meeting”), which notice shall specify in writing that the Board has invoked the procedures with respect to the Reconvened Meeting set forth in the following sentence. If such notice is given and the Reconvened Meeting is held at least 24 hours after the Suspended Meeting, then the presence of at least one F3C Manager shall not be required in order for a quorum to be present at the Reconvened Meeting; provided that, for as long as the F3C Majority Common Holders are entitled to designate (and have designated) at least one F3C Manager, the only business that may be conducted at the Reconvened Meeting shall be business that could have been conducted at the Suspended Meeting if a quorum had been present.

(b)Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law.

(c)Binding Act. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof. With respect to any matter before the Board, the act of a majority of the Managers constituting a quorum shall be the act of the Board.

Section 8.06 Approval Requirements.

(a)Certain Preferred Unitholder Approvals.

(i)Notwithstanding Section 4.06 or any other provision of this Agreement to the contrary, (x) for as long as the ATN Unitholders hold 50% or more of the Series A Preferred Units issued at Closing (as adjusted for any Unit splits, extraordinary Unit dividends, recapitalizations or similar transaction with respect to such Preferred Units), except with the prior approval of ATN Unitholders holding a majority of all Units held by all ATN Unitholders; and (y) for as long as the F3C Unitholders hold 50% or more of the Series B Preferred Units issued at Closing (as adjusted for any Unit splits, extraordinary Unit dividends, recapitalizations or similar transaction with respect to such Preferred Units), except with the prior approval of the F3C Majority Preferred Holders, the Company shall not, and shall not authorize or permit any of its Subsidiaries to, and each Member shall take or refrain

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from taking all such actions (including by instructing Managers designated by such Member to approve or withhold such Manager’s approval) so as to ensure that the Company and each of its Subsidiaries does not:

(A)(1) amend, modify or supplement this Agreement in a manner that is materially adverse to holders of Series A Preferred Units without the prior approval of ATN Majority Preferred Holders; (2) amend, modify or supplement this Agreement in a manner that is materially adverse to the holders of Series B Preferred Units without the prior approval of F3C Majority Preferred Holders or (3) amend, modify or supplement this Agreement in a manner that is materially adverse to the holders of Series N Preferred Units without the prior approval of Members holding a majority of issued and outstanding Series N Preferred Units;

(B)make any material change to the nature of the business of the Company or the Company Subsidiaries such that a material portion of such business (considered as a whole) is devoted to any business other than the business conducted by ALSK on the date of the Closing;

(C)authorize or make any Distribution other than in accordance with Section 7.01, Section 7.02 or Section 7.04, create or set aside a sinking fund or other reserve in respect of any Distribution other than a Distribution in accordance with Section 7.01, Section 7.02 or Section 7.04, or authorize or make any dividend, distribution or other payment, or create or set aside any a sinking fund or reserve, in respect of any other Equity Interests of the Company or any Company Subsidiary other than in connection with a Distribution in accordance with Section 7.01, Section 7.02 or Section 7.04, and other than dividends, distributions or payments from ALSK or a wholly-owned Company Subsidiary to the Company or a wholly-owned Company Subsidiary, or sinking funds or reserves created or set aside in connection therewith;

(D)approve or effect the repurchase or redemption of any Units or other Equity Interests, other than (1) Preferred Units repurchased or redeemed from their holders pro rata in proportion to their ownership of Preferred Units, including pursuant to Section 10.05 or Section 10.06, (2) repurchases of Profits Interest Units in accordance with the terms of a Profits Interest Unit Grant Agreement and (3) repurchases in accordance with the terms of any Secondary Sale Agreement;

(E)create, authorize the creation of or issue any type, class or series of Equity Interests other than no more than (1) 12,083 Series A-1 Preferred Profits Interest Units, (2) 12,083 Series B-1 Preferred Profits Interest Units, and (3) 12,083,000 Common Profits Interest Units, in each case in accordance with this Agreement and (2) Equity Interests of ALSK or a wholly owned Company Subsidiary issued to and held by the Company or a wholly owned Company Subsidiary;

(F)approve any split, combinations, recapitalizations or reclassifications or Units or other Equity Interests that are not pro rata;

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(G)guaranty any Indebtedness of any Person, other than in the ordinary course of the business of ALSK or in connection with Indebtedness permitted under Section 8.06(a)(ii);

(H)make any loan, advance, capital contribution or other investment in or to any Person, other than (1) to the extent approved or authorized in the Budget then in effect, (2) loans, including relocation or travel advances, to Officers and employees for amounts incurred in the ordinary course of business consistent with past practice of F3C, ATN or ALSK or (3) to the Company, ALSK or a wholly owned Company Subsidiary; or

(I)authorize or permit any action that results in a liquidation or dissolution of the Company, ALSK or any material Company Subsidiary.

(ii)Notwithstanding Section 4.06 or any other provision of this Agreement to the contrary, (x) for as long as the ATN Unitholders hold 25% or more of the Series A Preferred Units issued at Closing (as adjusted for any Unit splits, extraordinary Unit dividends, recapitalizations or similar transaction with respect to such Preferred Units), except with the prior approval of ATN Unitholders holding a majority of all Units held by all ATN Unitholders; or (y) for as long as the F3C Unitholders hold 25% or more of the Series B Preferred Units issued at Closing (as adjusted for any Unit splits, extraordinary Unit dividends, recapitalizations or similar transaction with respect to such Preferred Units), except with the prior approval of the F3C Majority Preferred Holders, the Company shall not, and shall not authorize or permit ALSK or any other of its Subsidiaries to, and each Member shall take or refrain from taking all such actions (including by instructing Managers designated by such Member to approve or withhold such Manager’s approval) so as to ensure that no Indebtedness is issued or incurred (and no liens or other encumbrances are granted), as a result of which ALSK’s Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement) exceeds 4.0:1.

(iii)Notwithstanding the restrictions set forth in Section 8.06(a)(i) and Section 8.06(a)(ii), the Company may take any of the actions set forth in Section 8.06(a)(i) or Section 8.06(a)(ii):

(A)without the prior approval of ATN Unitholders holding a majority of all Units held by all ATN Unitholders if such approval is not otherwise required by this Agreement or the Delaware Act and the Company has elected to redeem all of the Preferred Units then held by the ATN Unitholders in accordance with this Agreement and deposited into an escrow or similar arrangement cash in an amount necessary to pay the aggregate Preferred Unit Redemption Price therefor in full; and

(B)without the prior approval of the F3C Majority Preferred Holders if such approval is not otherwise required by this Agreement or the Delaware Act and the Company has elected to redeem all of the Preferred Units then held by the F3C Unitholders in accordance with this Agreement and deposited into an escrow or

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similar arrangement cash in an amount necessary to pay the aggregate Preferred Unit Redemption Price therefor in full.

(iv)For the avoidance of doubt, Preferred Units held by Transferees of such Units who were not Permitted Transferees of the applicable Transferor immediately before the consummation of the corresponding Transfer to such Transferees, shall not be counted when determining whether the applicable ownership threshold set forth in Section 8.06(a)(i) or Section 8.06(a)(ii) has been satisfied.

(b)Certain Common Unitholder Approvals. Without limiting any other requirement under this Agreement or the Delaware Act for approval of Members or of the Board, (x) for as long as ATN Unitholders collectively hold 21.1% or more of the issued and outstanding Common Units, except with the prior written approval of ATN, and (y) for as long as F3C Unitholders collectively hold 21.1% or more of the issued and outstanding Common Units, except with the prior written approval of the F3C Common SPV, the Company and each Member shall not take (and shall not authorize, approve or permit to be taken by any Company Subsidiary or otherwise) any of the following actions, directly or indirectly, including by amendment, merger, consolidation, recapitalization, reclassification or otherwise:

(i)increase or decrease the size of the Board (or of the board of directors or equivalent body of any Company Subsidiary) or change the number of votes or voting power entitled to be cast or exercised by any Manager on any matter before the Board or such other board of directors or equivalent body;

(ii)prior to the fifth anniversary of July 21, 2021, liquidate, dissolve or wind up the affairs of the Company or any Company Subsidiary or effect any Deemed Liquidation Event or Change of Control; provided that, for purposes of this Section 8.06(b)(ii), any transaction pursuant to which any Person or group (as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder) Affiliated with ATN acquires Units possessing in the aggregate and on a Fully Diluted Basis the right to vote a majority of issued and outstanding Units on a Fully Diluted Basis, including without limitation any single transaction or series of related transactions and whether by merger, consolidation, reorganization, combination, sale or Transfer of Units or Unit Equivalents, or otherwise, shall not be considered a Change of Control;

(iii)increase the number of Equity Interests of Parent available for awards under any equity incentive plan (excluding any Profits Interest Units) of the Company outstanding after giving effect to the Common Unit Subscription Agreement and the issuance of the Warrants (on a Fully Diluted Basis and as proportionately adjusted for unit splits, unit dividends and similar actions with the respect to the Common Units);

(iv)approve or effect any voluntary Bankruptcy, foreclosure, assignment for the benefit of creditors, or similar transaction; or

(v)take any action described in clause (B), (C), (F) or (H) of Section 8.06(a)(i).

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(c)Certain Board Approvals. For as long as (x) ATN Unitholders collectively hold 33.8% or more of the issued and outstanding Common Units or (y) F3C Unitholders collectively hold 33.8% or more of the issued and outstanding Common Units, then, without the prior approval of at least five Managers, the Company shall not (and shall not authorize or permit any Company Subsidiary to), and each Member shall not authorize or permit the Company or any Company Subsidiary to:

(i)offer to hire or hire, or terminate the employment of, ALSK’s chief executive officer;

(ii)adopt any annual budget that provides for capital expenditures in excess of 30% of the Company’s total consolidated revenues over the 12 completed calendar months immediately preceding the adoption of such budget, as determined in accordance with GAAP (excluding any capital expenditures eligible for reimbursement by any customer of the Company or Company Subsidiary or by a Governmental Authority, such as a Special Project (as defined in the Merger Agreement));

(iii)adopt any equity (or equity-linked) compensation plan, including any form of Profits Interest Unit Grant Agreement; materially amend, terminate or repeal any equity (or equity-linked) compensation plan or Profits Interest Unit Grant Agreement; grant or issue any Equity Interests as incentive compensation under any equity (or equity-linked) compensation plan, including any Profits Interest Units; or materially amend or waive the terms of any option or other grant or award to senior management under any Profits Interest Unit Grant Agreement or any other equity (or equity-linked) compensation plan; or

(iv)acquire or dispose of Equity Interests or assets of any Person if the value of Equity Interests and assets subject to such acquisition or disposition (whether effectuated in one transaction or a series of related transactions) exceeds 20% of total consolidated assets or consolidated operating income of the Company, each as determined in accordance with GAAP based on the Company’s most recent audited consolidated financial statements.

(d)Related Party Transactions. For as long as any F3C Unitholder holds any Units, Warrants or other Unit Equivalents, except as expressly provided in this Agreement, the Company and each Member shall not (and shall not authorize, approve or permit any Company Subsidiary to) enter into any Related-Party Agreements other than the Management Services Agreement or the Shared Services Agreement, or, amend, waive, supplement or terminate (other than pursuant to its terms) any Related-Party Agreement; provided that the Company or a Company Subsidiary may enter into a Related-Party Agreement that is approved by the Board and that the Board has determined in good faith is (x) reasonably required by the Company or a Company Subsidiary and (y) on terms no less favorable to the Company or such Company Subsidiary than a comparable transaction entered into with an unaffiliated third party on an arm’s-length basis.

Section 8.07 Action By Written Consent. Any action of the Board (or any committee of the Board) may be taken without a meeting if either (a) a written consent is given by the requisite number and type (if applicable) of Managers whose approval would be required to approve such

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action at a duly called and held meeting of the Board (or such committee) where a quorum was present; provided, that prior written notice of such action is provided to all Managers (or members of such committee, if applicable) at least one day before such action is taken; or (b) a written consent is given by all of the Managers on the Board (or committee). Such written consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Section 8.08 Compensation; No Employment.

(a)Each Manager shall be reimbursed for his or her reasonable out-of-pocket expenses incurred in the performance of his or her duties as a Manager, pursuant to such policies from time to time established by the Board. Nothing contained in this Section 8.08 shall be construed to preclude any Manager from serving the Company or its Subsidiaries in any other capacity and receiving reasonable compensation for such services.

(b)This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company or its Subsidiaries and nothing herein should be construed to have created any employment agreement with any Manager.

Section 8.09 Chairperson. One Manager shall be designated in accordance with this Section 8.09 to serve as chairperson of the Board (the “Chairperson”). The Chairperson shall preside at all meetings of the Board at which he or she is present, subject to the ultimate authority of the Board to appoint an alternate presiding chairperson (who shall, unless otherwise determined by unanimous agreement of the Managers, be a Manager appointed by the same Unitholders as the then-serving Chairperson) at any meeting. For as long as the ATN Majority Common Holders are entitled to designate a majority of the Managers, an ATN Manager designated by the ATN Majority Common Holders (or the ATN Managers) shall be the Chairperson. At all other times, a Manager designated by the holders of at least a majority of the Common Units then outstanding shall be the Chairperson. A Manager shall not be considered to be an officer of the Company solely by virtue of holding the position of Chairperson and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by the Board or as expressly set forth in this Agreement; provided, that any procedural rights or powers granted to the Chairperson shall not be in derogation of any rights or powers granted by this Agreement to any Manager or any approval or consent rights of any Unitholder or Member granted under this Agreement or provided under the Delaware Act. The Chairperson may not cut off debate on any matter being considered by the Board and shall, at the request of any Manager, call for a vote on any item under consideration by the Board.

Section 8.10 Committees.

(a)Establishment. The Board may, by resolution, designate from among the Managers one or more committees, each of which shall be comprised of one or more Managers; provided, that in no event may the Board designate any committee with all of the authority of the Board. Subject to the immediately preceding proviso, any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in Section 8.10(b). As much as possible in light of its size, a committee shall at all times be comprised

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of ATN Managers and F3C Managers in the same proportions reflected in the composition of the Board. The Board may dissolve any committee or remove any member of a committee at any time.

(b)Limitation of Authority. No committee of the Board shall have the authority of the Board in reference to:

(i)authorizing or making Distributions to the Members;

(ii)authorizing the issuance of Units;

(iii)approving a plan of merger or sale of the Company;

(iv)recommending to the Members a voluntary dissolution of the Company or a revocation thereof;

(v)filling vacancies in the Board; or

(vi)altering or repealing any resolution of the Board that by its terms does not provide that it shall be so amendable or repealable.

Section 8.11 Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. An Officer need not be a Member or Manager. Any person may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board (acting by majority vote of all Managers on the Board other than the Officer being considered for removal, if applicable) with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise may, but need not, be filled by the Board.

Section 8.12 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

ARTICLE IX

PRE-EMPTIVE RIGHTS

Section 9.01 Pre-Emptive Right.

(a)Issuance of New Securities. The Company hereby grants to each of ATN, the F3C Investors and their respective Permitted Transferees (each, a “Pre-Emptive Member”) the right to purchase its Applicable Pro Rata Portion of any New Securities that the Company or any Company Subsidiary may from time to time propose to issue or sell to any Person between the date hereof and the consummation of a Qualified Public Offering.

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(b)Definition of New Securities. As used herein:

(i)the term “New Preferred Securities” shall mean any authorized but unissued Preferred Units, any Preferred Unit Equivalents and any similar Equity Interests of any Company Subsidiary;

(ii)the term “New Common Securities” shall mean any authorized but unissued Common Units, any Common Unit Equivalents and any similar Equity Interests of any Company Subsidiary; and

(iii)the term “New Securities” shall mean New Preferred Securities and New Common Securities, as applicable;

provided, that neither the term “New Preferred Securities” nor the term “New Common Securities” shall include (x) Units or Unit Equivalents issued or sold by the Company in connection with: (A) the Additional Equity Commitment Letters; (B) the conversion or exchange of any securities of the Company outstanding as of the date of this Agreement into Units, or the issuance or exercise of the Warrants; (C) Units or Unit Equivalents issued as consideration for assets, properties or businesses acquired by the Company or any Company Subsidiary; (D) any merger, consolidation or other business combination involving the Company or any Company Subsidiary; (E) the commencement of any Public Offering, or any transaction or series of related transactions involving a Change of Control; (F) any subdivision of Units (by a split of Units or otherwise), payment of Distributions or any similar recapitalization, but only if such subdivision, Distribution or similar recapitalization is effected on a pro rata basis with respect to each class or series of Units subject to such subdivision or similar recapitalization (or entitled to receive such Distribution); (G) any private placement of warrants to purchase Membership Interests to lenders or other institutional investors (excluding the Members) in any arm’s length transaction in which such lenders or investors provide debt financing to the Company or any Company Subsidiary, not exceeding, in the aggregate, more than 2.0% of the Common Units then outstanding on a Fully Diluted Basis, provided, that the exceptions set forth in this clause (x) shall apply only if the transaction involved has been approved by the Board and, to the extent required by Section 8.06, any group of Unitholders holding a class or series of Units, ATN Managers and F3C Managers, as applicable, and provided, further, that clauses (B), (C), (D), (E) and (G) of this clause (x) shall apply only to the extent that the Units or Unit Equivalents issued or sold are Junior Units (or Unit Equivalents of Junior Units); (y) any Equity Interest of a Company Subsidiary issued and sold by any Company Subsidiary to the Company or another wholly owned Company Subsidiary; or (z) any Profits Interest Units issued to any manager, employee or consultant of the Company or its Subsidiaries as an incentive on the terms and conditions set forth in this Agreement and that has been approved by the Board; provided further that, for purposes of this Section 9.01(b), any transaction pursuant to which any Person or group (as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder) Affiliated with ATN acquires Units possessing in the aggregate and on a Fully Diluted Basis the right to vote a majority of issued and outstanding Units on a Fully Diluted Basis, including without limitation any single transaction or series of related transactions and whether by merger, consolidation,

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reorganization, combination, sale or Transfer of Units or Unit Equivalents, or otherwise, shall not be considered a Change of Control.

(c)Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 9.01(a) to the Pre-Emptive Members within 15 Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Securities (a “Prospective Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i)the number and description of the New Securities proposed to be issued and the percentage of the Company’s Units then outstanding on a Fully Diluted Basis (both in the aggregate and with respect to each class or series of Units proposed to be issued) that such issuance would represent;

(ii)the proposed issuance date, which shall be at least 30 Business Days after the date of the Issuance Notice;

(iii)the proposed purchase price per unit of the New Securities; and

(iv)if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Board’s good-faith determination of the Fair Market Value thereof.

The Issuance Notice shall also be accompanied by a current copy of the Members Schedule indicating the Pre-Emptive Members’ holdings of Preferred Units and Common Units in a manner that enables each Pre-Emptive Member to calculate its Preferred Pro Rata Portion of any New Preferred Securities and its Common Pro Rata Portion of any New Common Securities.

(d)Exercise of Pre-emptive Rights. Each Pre-Emptive Member shall for a period of 20 Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase all or any portion of its Preferred Pro Rata Portion of any New Preferred Securities and all or any portion of its Common Pro Rata Portion of any New Common Securities, as applicable, at the respective purchase prices set forth in the Issuance Notice by delivering a written notice to the Company (an “Acceptance Notice”) specifying the number of New Preferred Securities and/or New Common Securities it desires to purchase. If both New Preferred Securities and New Common Securities are offered in the Issuance Notice, the Pre-Emptive Members shall have the right to elect to purchase only New Preferred Securities or only New Common Securities. The delivery of an Acceptance Notice by a Pre-Emptive Member shall be a binding and irrevocable offer by such Member to purchase the New Securities described therein. The failure of a Pre-Emptive Member to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 9.01 with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(e)Over-Allotment. No later than five Business Days following the expiration of the Exercise Period, the Company shall notify each Pre-Emptive Member in writing of the number of

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New Securities that each Pre-Emptive Member has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-Allotment Notice”). Each Pre-Emptive Member exercising its rights to purchase its Applicable Pro Rata Portion of the New Securities in full (an “Exercising Member”) shall have a right of over-allotment such that if any other Pre-Emptive Member has failed to exercise its right under this Section 9.01 to purchase its full Applicable Pro Rata Portion of the New Securities (each, a “Non-Exercising Member”), such Exercising Member may purchase its Applicable Pro Rata Portion of such Non-Exercising Member’s allotment by giving written notice to the Company within 10 Business Days of receipt of the Over-Allotment Notice (the “Over-Allotment Exercise Period”).

(f)Sales to the Prospective Purchaser. Following the expiration of the Exercise Period and, if applicable, the Over-Allotment Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Pre-Emptive Members declined to exercise the preemptive right set forth in this Section 9.01 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided, that: (i) such issuance or sale is closed within 20 Business Days after the expiration of the Exercise Period and, if applicable, the Over-Allotment Exercise Period (subject to the extension of such 20 Business Day period for a reasonable time not to exceed 40 Business Days to the extent reasonably necessary to obtain any third-party approvals); and (ii) for the avoidance of doubt, the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Members in accordance with the procedures set forth in this Section 9.01.

(g)Closing of the Issuance. The closing of any purchase by any Pre-Emptive Member shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 9.01, the Company shall deliver the New Securities free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof) and the Company shall so represent and warrant to the purchasers thereof and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Members and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The Company, in the discretion of the Board pursuant to Section 3.07(a), may deliver to each Exercising Member certificates evidencing the New Securities. Each Exercising Member shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

ARTICLE X

TRANSFER, DRAG/TAG, REDEMPTION, PUT AND CALL RIGHTS

Section 10.01 General Restrictions on Transfer.

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(a)Until the consummation of a Qualified Public Offering, no Member or Warrant Holder (or any Permitted Transferee of such Member or Warrant Holder) may Transfer any Units or Unit Equivalents except as permitted pursuant to Section 10.02 or in accordance with the procedures described in Section 10.03 through Section 10.08, as applicable.

(b)Notwithstanding any other provision of this Agreement (including Section 10.02), prior to the consummation of a Qualified Public Offering, no Member or Warrant Holder may, directly or indirectly, Transfer any of its Units or Unit Equivalents, and the Company agrees that it shall not issue any Units or Unit Equivalents:

(i)except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws and then, with respect to a Transfer of Units or Unit Equivalents, if requested by the Company, only upon delivery to the Company of an opinion of counsel (including internal counsel) in form and substance reasonably satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)if such Transfer or issuance would require the Company to register any class or series of Units or Unit Equivalents under the Exchange Act;

(iii)if such Transfer would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iv)if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(v)if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(vi)if such Transfer or issuance would cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended;

(vii)if such Transfer or issuance would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary; or

(viii)to any Disqualified Lender as defined in the Credit Agreement or any other Person reasonably determined by the Board to be a competitor of the Company or any Company Subsidiary.

In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

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(c)Any Transfer or attempted Transfer of any Units or Unit Equivalents in violation of this Agreement or a Profits Interest Unit Grant Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units or Unit Equivalents for all purposes of this Agreement.

(d)No Transfer of Units or Unit Equivalents to a Person not already a Member of the Company or otherwise a party to this Agreement shall be completed or effective as against the Company, any Member or any Warrant Holder unless and until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof or otherwise becomes a party to this Agreement.

(e)For the avoidance of doubt, any Transfer of Units or Unit Equivalents permitted by Section 10.02 or made in accordance with the procedures described in Section 10.03 through Section 10.08, as applicable, and purporting to be a sale, transfer, assignment or other disposal of the entire Membership Interest represented by such Units or Unit Equivalents, inclusive of all the rights and benefits applicable to such Membership Interest as described in the definition of the term Membership Interest, shall be deemed a sale, transfer, assignment or other disposition of such Membership Interest in its entirety as intended by the parties to such Transfer and shall not be considered or deemed to be a sale, transfer, assignment or other disposition of any less than all of the rights and benefits described in the definition of the term Membership Interest, unless otherwise explicitly agreed by the parties to such Transfer.

Section 10.02 Permitted Transfers. Section 10.01(a) shall not apply to:

(a)any Transfer by ATN or an Affiliate of ATN of Units or Unit Equivalents:

(i)to any Affiliate of ATN; or

(ii)in the event of the winding up of an Affiliate of ATN that is a partnership or limited liability company, to any of such Affiliate’s limited partners or members that are Affiliates of ATN and in accordance with such Affiliate’s constitutive documents;

(b)any Transfer by an F3C Investor or a Permitted Transferee of an F3C Investor:

(i)of Preferred Units or Preferred Unit Equivalents if, immediately following such Transfer, all such Transferred Preferred Units and Preferred Unit Equivalents, as applicable, considered together with all prior and concurrent Transfers of Preferred Units and Preferred Unit Equivalents to or from Permitted Transferees of all F3C Investors, are held of record on the books of the Company by not more than 10 Unitholders, each of which is a fund and/or other Person managed by or otherwise Affiliated with F3C and/or a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act;

(ii)of Common Units or Common Unit Equivalents if, immediately following any such Transfer, all such Transferred Common Units and Common Unit Equivalents, as applicable, considered together with all prior and concurrent Transfers of Common Units and Common Unit Equivalents to or from Permitted Transferees of all F3C Investors, are held of record on the books of the Company only by either (but not both of) (A) the F3C

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Common SPV or (B) one other special-purpose vehicle managed by F3C or an Affiliate of F3C and formed solely for the purpose of holding Common Units and Common Unit Equivalents; or

(iii)in the event of the winding up of any F3C Investor or any Permitted Transferee of any F3C Investor that is a partnership or limited liability company, to any of such F3C Investor’s limited partners or members in accordance with such F3C Investor’s constitutive documents;

provided, that a Transfer of any interest in any fund managed by F3C or by an Affiliate of F3C, or of any interest in the F3C Common SPV, shall be deemed not to be a Transfer of any Units or Unit Equivalents held by such fund or the F3C Common SPV, as long as, following any such Transfer described in this proviso, F3C or an Affiliate of F3C remains the general partner (or equivalent) of the Transferee fund or the manager (or equivalent) of the F3C Common SPV, as the case may be;

(c)any Transfer by any Member in a Public Offering; or

(d)any Transfer as expressly contemplated by those certain Secondary Sale Agreements.

Section 10.03 Drag-Along Rights.

(a)Participation. Subject to Section 8.06(a)(i), at any time prior to the consummation of a Qualified Public Offering, if Members holding no less than a majority of all the Common Units (such Member or Members, the “Dragging Members”), propose to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-Along Sale”), the Dragging Members shall have the right, after delivering the Drag-Along Notice in accordance with Section 10.03(c) and subject to compliance with Section 10.03(d), to require that each other Member holding Common Units, Common Unit Equivalents or Profits Interest Units and each Warrant Holder (each, a “Drag-Along Member”), participate in such sale (including, if necessary, by converting their Unit Equivalents into the Units to be sold in the Drag-Along Sale) on the terms and conditions set forth in this Section 10.03(b). Notwithstanding anything in this Section 10.03 to the contrary, for purposes of this Section 10.03, any transaction pursuant to which any Person or group (as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder) Affiliated with ATN acquires Units possessing in the aggregate and on a Fully Diluted Basis the right to vote a majority of issued and outstanding Units on a Fully Diluted Basis, including without limitation any single transaction or series of related transactions and whether by merger, consolidation, reorganization, combination, sale or Transfer of Units or Unit Equivalents, or otherwise, shall not be considered a Change of Control.

(b)Sale of Units. Subject to compliance with Section 10.03(d):

(i)if the Drag-Along Sale is structured as a sale resulting in a majority of the Common Units of the Company on a Fully Diluted Basis being held by a Third Party Purchaser, then each Drag-Along Member shall sell, with respect to each class or series of Common Units proposed by the Dragging Members to be included in the Drag-Along Sale,

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the number of Common Units, Common Unit Equivalents and/or Common Profits Interest Units of such class or series equal to the product obtained by multiplying (A) the number of applicable Common Units and/or Common Profits Interest Units on a Fully Diluted Basis held by such Drag-Along Member by (B) a fraction (x) the numerator of which is equal to the number of applicable Common Units and/or Common Profits Interest Units on a Fully Diluted Basis that the Dragging Members propose to sell in the Drag-Along Sale and (y) the denominator of which is equal to the number of applicable Common Units and/or Common Profits Interest Units on a Fully Diluted Basis held by the Dragging Members at such time; and

(ii)if the Drag-Along Sale is structured as a sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries or as a merger, consolidation, recapitalization or reorganization of the Company or other transaction requiring the consent or approval of the Members, then, subject to Section 8.06, each Drag-Along Member shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction. The Distribution of the aggregate consideration of such transaction shall be made in accordance with Section 13.03(c).

(c)Sale Notice. The Dragging Members shall exercise its rights pursuant to this Section 10.03 by delivering a written notice (the “Drag-Along Notice”) to the Company and each Drag-Along Member no more than 10 Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-Along Sale and, in any event, no later than 20 Business Days prior to the closing date of such Drag-Along Sale. The Drag-Along Notice shall make reference to the Dragging Members’ rights and obligations hereunder and shall describe in reasonable detail:

(i)The name of the Person to whom such Common Units, Common Unit Equivalents and/or Common Profits Interest Units are proposed to be sold;

(ii)The proposed date, time and location of the closing;

(iii)The number of each class or series of Common Units, Common Unit Equivalents and/or Common Profits Interest Units to be sold by the Dragging Members, the proposed amount of consideration and the other material terms and conditions of the Drag-Along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Common Unit, Common Unit Equivalents and/or Common Profits Interest Units of each applicable class or series (which may take into account the Exercise Price (as defined in the Warrant Agreement) of any Warrant to be sold); and

(iv)A copy of any form of agreement proposed to be executed in connection therewith.

(d)Conditions of Sale. The obligations of the Drag-Along Members in respect of a Drag-Along Sale under this Section 10.03 are subject to the satisfaction of the following conditions:

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(i)the consideration to be received by each Drag-Along Member shall be the same form and amount of consideration to be received by the Dragging Members per Common Unit and/or Common Profits Interest Units of each applicable class or series (the Distribution of which shall be made in accordance with Section 10.03(b)) and the terms and conditions of such sale shall, except as otherwise provided in Section 10.03(d)(ii) and Section 10.03(d)(iv), be the same as those upon which the Dragging Members sell their Common Units and/or Common Profits Interest Units;

(ii)Neither ATN, any F3C Investor, nor any of their Permitted Transferees shall be required to enter into any non-competition or non-solicitation agreement in connection with such transaction or Transfer, or to accept any consideration in the transaction other than cash (or immediately available U.S. funds) or registered securities listed on an established U.S. securities exchange or traded on the NASDAQ National Market;

(iii)if any Dragging Member or any Drag-Along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-Along Members; and

(iv)each Drag-Along Member shall execute the applicable purchase agreement, if applicable and (subject to Section 10.03(d)(ii)) make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Members make or provide in connection with the Drag-Along Sale; provided, that each Drag-Along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Common Units, Common Unit Equivalents and/or Common Profits Interest Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-Along Member and other matters relating to such Drag-Along Member, but not with respect to any of the foregoing with respect to any other Members or their Common Units, Common Unit Equivalents and/or Common Profits Interest Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by each Dragging Member and each Drag-Along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-Along Member, in each case in an amount not to exceed the aggregate proceeds received by each such Dragging Member and each such Drag-Along Member in connection with the Drag-Along Sale.

(e)Cooperation. Each Drag-Along Member shall take all actions as may be reasonably necessary to consummate the Drag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Members, but subject to Section 10.03(d)(iv).

(f)Expenses. The fees and expenses of the Dragging Members incurred in connection with a Drag-Along Sale and for the benefit of all Drag-Along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-Along Members), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by the Dragging Members and all the Drag-Along Members on a pro rata basis, based on the consideration received by each such Member; provided,

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that no Drag-Along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Sale.

Section 10.04 Tag-Along Rights.

(a)Participation. At any time prior to the consummation of a Qualified Public Offering and subject to the terms and conditions specified in Section 10.01 and Section 10.02, if ATN, the F3C Common SPV, or any of their Permitted Transferees (collectively, the “Selling Member”) proposes to Transfer any of its Common Units, or Warrants or other Common Unit Equivalents, to any Person other than an Affiliate of such Member or such Permitted Transferee (such Person, a “Proposed Transferee”), then each other holder of Common Units, Warrants or other Common Unit Equivalents (each, a “Tag-Along Member”) shall be permitted to participate in such sale (a “Tag-Along Sale”) on the terms and conditions set forth in this Section 10.04.

(b)Application of Transfer Restrictions. (i) The provisions of this Section 10.04 shall not apply to Transfers or transactions in which the Dragging Members have elected to exercise their drag-along right under Section 10.03 and (ii) Transfers of Common Units, Warrants or other Common Unit Equivalents pursuant to Section 10.07 or Section 10.08.

(c)Sale Notice. At least 20 Business Days prior to the consummation of any Tag-Along Sale, the Selling Member shall deliver to the Company and each Tag-Along Member a written notice (a “Sale Notice”) of the proposed Tag-Along Sale. The Sale Notice shall make reference to the Tag-Along Members’ rights hereunder and shall describe in reasonable detail:

(i)the aggregate number of Common Units, Warrants or other Common Unit Equivalents the Proposed Transferee has offered to purchase;

(ii)The identity of the Proposed Transferee;

(iii)The proposed date, time and location of the closing of the Tag-Along Sale;

(iv)The purchase price per applicable Common Unit, Warrant or other Common Unit Equivalent (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(v)A copy of any form of agreement proposed to be executed in connection therewith.

(d)Exercise of Tag-Along Right.

(i)The Selling Member and each Tag-Along Member timely electing to participate in the Tag-Along Sale pursuant to Section 10.04(d)(ii) shall have the right to Transfer in the Tag-Along Sale the number of Common Units, Warrants or other Common Unit Equivalents, if any, as the case may be, and with the Common Units, Warrants and other Common Unit Equivalents treated as separate classes for purposes of this calculation, equal to (x) the aggregate number of Common Units, Warrants or other Common Unit Equivalents, as the case may be, that the Proposed Transferee proposes to buy as stated in the Sale Notice, multiplied by (y) a fraction (A) the numerator of which is equal to the

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number of Common Units on a Fully Diluted Basis then held by the applicable Tag-Along Member and (B) the denominator of which is equal to the number of Common Units on a Fully Diluted Basis then held by the Selling Member and all of the Tag-Along Members timely electing to participate in the Tag-Along Sale pursuant to Section 10.04(d)(ii) (such amount the “Tag-Along Portion”).

(ii)Each Tag-Along Member shall exercise its right to participate in a Tag-Along Sale by delivering to the Selling Member a written notice (a “Tag-Along Notice”) stating its election to do so and specifying the number of Common Units, Warrants or other Common Unit Equivalents (up to its Tag-Along Portion) to be Transferred by it no later than 10 Business Days after receipt of the Sale Notice (the “Tag-Along Period”).

(iii)The offer of each Tag-Along Member set forth in a Tag-Along Notice shall be irrevocable and, to the extent such offer is accepted, such Tag-Along Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 10.04.

(e)Remaining Portions.

(i)If any Tag-Along Member declines to exercise its right under Section 10.04(d)(i) or elects to exercise it with respect to less than its full Tag-Along Portion (the aggregate amount of Common Units on a Fully Diluted Basis resulting from all such unexercised Tag-Along Portion, the “Remaining Portion”), the Selling Member shall promptly deliver a written notice (a “Remaining Portion Notice”) to those Tag-Along Members who have elected to Transfer their Tag-Along Portion in full (each, a “Fully Participating Tag-Along Member”). The Selling Member and each Fully Participating Tag-Along Member shall be entitled to Transfer, in addition to any Common Units, Warrants and other Common Unit Equivalents already being Transferred, a number of Common Units, Warrants and other Common Unit Equivalents held by it equal to (x) the Remaining Portion, multiplied by (y) a fraction, (A) the numerator of which is equal to the number of Common Units on a Fully Diluted Basis then held by the applicable Member, and (B) the denominator of which is equal to the number of Common Units on a Fully Diluted Basis then held by the Selling Member and all Fully Participating Tag-Along Members.

(ii)Each Fully Participating Tag-Along Member shall exercise its right to participate in the Transfer described in Section 10.04(e)(i) by delivering to the Selling Member a written notice (a “Remaining Tag-Along Notice”) stating its election to do so and specifying the number of Common Units, Warrants and other Common Unit Equivalents (up to the amounts it may Transfer pursuant to Section 10.04(e)(i)), to be Transferred by it no later than five Business Days after receipt of the Remaining Portion Notice.

(iii)The offer of each Fully Participating Tag-Along Member set forth in a Remaining Tag-Along Notice shall be irrevocable and, to the extent such offer is accepted, such Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 10.04.

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(f)Waiver. Each Tag-Along Member who does not deliver a Tag-Along Notice in compliance with Section 10.04(d)(ii) shall be deemed to have waived all of such Tag-Along Member’s rights to participate in the Tag-Along Sale with respect to the Common Units, Warrants and other Common Unit Equivalents owned by such Tag-Along Member and the Selling Member shall (subject to the rights of any other participating Tag-Along Member) thereafter be free to sell to the Proposed Transferee Common Units, Warrants and other Common Unit Equivalents identified in the Sale Notice at a price per Common Unit, Warrant or other Common Unit Equivalent that is no greater than the applicable price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-Along Members.

(g)Conditions of Sale.

(i)Each Member participating in the Tag-Along Sale shall receive the same consideration per Common Unit, Warrant or other Common Unit Equivalents, after deduction of such Member’s proportionate share of the related expenses in accordance with Section 10.04(i) below.

(ii)Each Tag-Along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-Along Sale; provided, that each Tag-Along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Warrant or other Common Unit Equivalents, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-Along Member and other matters relating to such Tag-Along Member, but not with respect to any of the foregoing with respect to any other Members or their Warrant or other Common Unit Equivalents; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and each Tag-Along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Member and each Tag-Along Member, in each case in an amount not to exceed the aggregate proceeds received by the Selling Member and each such Tag-Along Member in connection with the Tag-Along Sale.

(h)Cooperation. Each Tag-Along Member shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member, but subject to Section 10.04(g)(ii).

(i)Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-Along Sale and for the benefit of all Tag-Along Members (it being understood that costs incurred by or on behalf of a Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-Along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the participating Tag-Along Members on a pro rata basis, based on the consideration received by each such Member;

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provided, that no Tag-Along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

(j)Consummation of Sale. The Selling Member shall have 60 days following the expiration of the Tag-Along Period in which to consummate the Tag-Along Sale, on terms not more favorable to the Selling Member than those set forth in the Tag-Along Notice (which such 60-day period may be extended for a reasonable time not to exceed 90 additional days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Member has not completed the Tag-Along Sale, the Selling Member may not then effect a Transfer that is subject to this Section 10.04 without again fully complying with the provisions of this Section 10.04.

Section 10.05 Preferred Unit Redemption at Company’s Election.

(a)Redemption Right of the Company. At any time the Company may, at its election, require the holders of Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units to sell to the Company all or any portion of such Series A Preferred Units, Series B Preferred Units and Series N Preferred Units owned by each such holder at a price and on the other terms and conditions set forth in this Section 10.05. The “Preferred Unit Redemption Price” means, for each Series A Preferred Unit, Series B Preferred Unit or Series N Preferred Unit subject to redemption in accordance with this Section 10.05 (each a “Redeemed Preferred Unit”), an amount equal to (x) the sum of the Liquidation Value and Unpaid Preferred Yield (such sum, the “Base Amount”) of such Redeemed Preferred Unit as of the closing date of such redemption (the “Preferred Unit Redemption Date”); plus (y) if the Preferred Unit Redemption Date is prior to the 36-month anniversary of July 21, 2021, the Make-Whole Premium; plus (z) if the Preferred Unit Redemption Date is after the 78-month anniversary of July 21, 2021, 20% of the Base Amount. The “Make-Whole Premium” on any Redeemed Preferred Unit means the aggregate amount that would accrue on the Base Amount from the Preferred Unit Redemption Date to the 36-month anniversary of July 21, 2021, assuming an annual yield equal to the yield on U.S. Treasury obligations having a maturity of 10 years (as in effect on the date of the applicable Redemption Notice), plus 50 basis points (0.5%), accruing daily and in arrears based on a 365-day year.

(b)Procedures.

(i)If the Company desires to exercise its redemption right pursuant to this Section 10.05, the Company shall deliver to each holder of affected Preferred Units a written notice (the “Redemption Notice”) specifying the number and series of Redeemed Preferred Units to be redeemed by the Company from such holder and the expected Preferred Unit Redemption Price therefor in accordance with Section 10.05(a), based on a reasonable expectation of the closing date of such redemption; provided that the Company may only deliver a Redemption Notice if (A) the Company has sufficient unrestricted cash on hand to consummate such redemption in full, (B) the redemption is permitted under Applicable Law, (C) the redemption is not restricted by any applicable Financing Document and (D) either (x) all outstanding Series A Preferred Units, Series B Preferred Units and Series N Preferred Units are being redeemed or (y) if less than all outstanding Series A Preferred Units, Series B Preferred Units and Series N Preferred Units are being redeemed, then they shall be redeemed from all holders of Preferred Units pro rata, in

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proportion to the respective Base Amounts of the Preferred Units held by such holders as of the date of redemption.

(ii)The Preferred Unit Redemption Date shall take place no later than 90 days following the date of the Redemption Notice. The Company shall pay the aggregate Preferred Unit Redemption Price for the Redeemed Preferred Units by wire transfer of immediately available funds. The Company shall give each holder of Redeemed Preferred Units at least 10 days’ written notice of any Preferred Unit Redemption Date. No later than two Business Days before any Preferred Unit Redemption Date, each holder of Redeemed Preferred Units shall give the Company written notice of the account to which the Company shall wire the aggregate Preferred Unit Redemption Price payable to such holder of Redeemed Preferred Units.

(iii)Each holder of Redeemed Preferred Units shall, at the closing of any redemption consummated pursuant to this Section 10.05, represent and warrant to the Company, severally and not jointly, that:

(A)such holder has full right, title and interest in and to the Redeemed Preferred Units held by such holder;

(B)such holder has all the necessary power and authority and has taken all necessary action to sell such Redeemed Preferred Units held by such holder as contemplated by this Section 10.05; and

(C)the Redeemed Preferred Units held by such holder are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement and Transfer restrictions under Applicable Law.

(c)Cooperation. Each holder of Redeemed Preferred Units shall take all actions as may be reasonably necessary to consummate a redemption contemplated by this Section 10.05, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(d)Closing. At the closing of any redemption pursuant to this Section 10.05, each holder of Redeemed Preferred Units shall deliver to the Company a certificate or certificates (if any) representing the Redeemed Preferred Units to be sold by such holder, accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the aggregate Preferred Unit Redemption Price payable to such holder of Redeemed Preferred Units.

(e)Insufficient Funds. If on any Preferred Unit Redemption Date, the assets of the Company legally available are insufficient to pay the full Preferred Unit Redemption Price for the total number of Redeemed Preferred Units elected to be redeemed pursuant to this Section 10.05, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Preferred Unit Redemption Price for all such Redeemed Preferred Units; (ii) redeem out of all such assets legally available therefor on the applicable Preferred Unit Redemption Date the maximum possible number of Redeemed Preferred Units that it can redeem on such date, pro rata from holders of such Redeemed Preferred Units in proportion to the

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respective Preferred Unit Redemption Price due to each holder; and (iii) following the applicable Preferred Unit Redemption Date, at any time and from time to time when additional assets of the Company become legally available, the Company shall immediately use such assets to redeem the remaining Redeemed Preferred Units and pay the remaining balance of the aggregate applicable Preferred Unit Redemption Price.

(f)Remedies. If on any Preferred Unit Redemption Date, all of the Redeemed Preferred Units elected to be redeemed pursuant to a Redemption Notice are not redeemed in full by the Company by paying the entire Preferred Unit Redemption Price, until such Redeemed Preferred Units are fully redeemed and the aggregate Preferred Unit Redemption Price paid in full, (i) all of the unredeemed Redeemed Preferred Units shall remain outstanding and continue to have the rights, preferences, and privileges expressed herein, (ii) interest on the portion of the aggregate Preferred Unit Redemption Price applicable to the unredeemed Redeemed Preferred Units shall accrue daily in arrears at a rate equal to the Company Interest Rate, compounded monthly, and (iii) the Company shall be prohibited from issuing another Redemption Notice until the aggregate Preferred Unit Redemption Price for each Redeemed Preferred Unit specified in a Redemption Notice, plus interest thereon pursuant to clause (ii), has been paid in full.

Section 10.06 Preferred Unit Put Rights and Related Company Clean-Up Right.

(a)Put Right. At any time after the earlier to occur of (x) the seventh anniversary of July 21, 2021 and (y) a Public Offering (other than a Qualified Public Offering), and subject to the other provisions of this Section 10.06, (A) the ATN Majority Preferred Holders may elect to sell to the Company all, but not less than all, of the issued and outstanding Series A Preferred Units and Series N Preferred Units (if any) owned by the ATN Majority Preferred Holders and (B) the F3C Majority Preferred Holders may elect to sell to the Company all, but not less than all, of the issued and outstanding Series B Preferred Units and Series N Preferred Units (if any) owned by the F3C Majority Preferred Holders (each a “Preferred Put Right”) in either case at a price per Preferred Unit equal to the sum of the Liquidation Value and Unpaid Preferred Yield on such Preferred Unit as of the date of purchase (the “Preferred Put Purchase Price”). The ATN Majority Preferred Holders and/or the F3C Majority Preferred Holders are referred to as the “Initiating Preferred Unitholders”.

(b)Procedures.

(i)In order to exercise the Preferred Put Right, the Initiating Preferred Unitholders shall deliver to the Company a written notice, executed by all Initiating Preferred Unitholders (the “Preferred Put Notice”). Upon receipt of a Preferred Put Notice, all ATN Unitholders (in the case of a Preferred Put Notice delivered by the ATN Majority Preferred Holders) and/or all F3C Unitholders (in the case of a Preferred Put Notice delivered by the F3C Majority Preferred Holders) shall be deemed to have elected to sell all of their Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units (the “Initiating Preferred Units”) pursuant to this Section 10.06.

(ii)Promptly (and in any event no more than 10 days) following receipt of a Preferred Put Notice, the Company shall (A) deliver to each Initiating Preferred Unitholder a calculation of the Preferred Put Purchase Price for the Series A Preferred Units, Series B Preferred Units, and Series

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N Preferred Units held by such Initiating Preferred Unitholder and (B) deliver to each holder of issued and outstanding Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units other than the Initiating Preferred Unitholders (the “Non-Initiating Preferred Unitholders”) (A) a copy of the Preferred Put Notice and (B) a calculation of the Preferred Put Purchase Price for all Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units held by such holder. Each F3C Unitholder (if the ATN Majority Preferred Holders are the Initiating Preferred Unitholders) or each ATN Unitholder (if the F3C Majority Preferred Holders or the Initiating Preferred Unitholders) may elect to participate in the exercise of the Put Right by delivering to the Company a written election (a “Preferred Put Election Notice”) to sell all (but not less than all) of the Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units held by such Non-Initiating Preferred Unitholder, at the Preferred Put Purchase Price and on the other terms and conditions of this Section 10.06, no later than 10 days after delivery to such Non-Initiating Preferred Unitholder of the copy of the Preferred Put Notice and the calculation of the Preferred Put Price described in the immediately preceding sentence (such 10-day period the “Preferred Put Election Period”). A Non-Initiating Preferred Unitholder that timely delivers a Preferred Put Election Notice is a “Participating Preferred Unitholder”, and the Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units held by such Participating Preferred Unitholder are the “Participating Preferred Units”. The F3C Unitholders hereby agree that if the F3C Majority Preferred Holders are not the Initiating Preferred Unitholders, and delivery a Preferred Put Election Notice, then all such F3C Unitholders shall be deemed to be Participating Preferred Unitholders.

(iii)If the Company does not receive Preferred Put Election Notices covering all issued and outstanding Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units held by Non-Initiating Preferred Unitholders by the last day of the Preferred Put Election Period, then the Company may, at its election, require all such Non-Initiating Preferred Unitholders to sell to the Company, concurrently with the closing of the purchase of Series A Preferred Units, Series B Preferred Units and Series N Preferred Units from the Initiating Preferred Unitholders and the Participating Preferred Unitholders, all (but not less than all) of such Non-Initiating Preferred Unitholders’ Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units (the “Clean-Up Preferred Units”) at the Put Purchase Price and on the other terms and conditions of this Section 10.06. If the Company desires to exercise its right pursuant to this Section 10.06(b)(iii), then, within 30 days after receiving a Preferred Put Notice, the Company shall deliver to each holder of Clean-Up Preferred Units a written notice stating its exercise of its right under this Section 10.06(b)(iii) and the intended closing date of the sale of the Series A Preferred Units, Series B Preferred Units, and Series N Preferred Units to the Company pursuant to this Section 10.06.

(iv)Subject to Section 10.06(e), the closing of the sale of the Initiating Preferred Units, the Participating Preferred Units and the Clean-up Preferred Units (if any) pursuant to this Section 10.06 (the “Preferred Put Units”) shall take place not later than 90 days after delivery to the Company of the Preferred Put Notice. The Company shall give each holder of Preferred Put Units at least five Business Days’ written notice of the date of closing (the “Preferred Put Closing Date”). Subject to Section 10.06(e), on the Preferred Put Closing Date the Company shall pay each holder of Preferred Put Units the aggregate Preferred Put Purchase Price for such holder’s Preferred Put Units by wire transfer of immediately available funds to an account specified by such holder in writing to the Company no later than three Business Days before the Preferred Put Closing Date.

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(v)Each holder of Preferred Put Units shall, at the closing of any sale of Preferred Put Units consummated pursuant to this Section 10.06, represent and warrant to the Company, severally and not jointly, that:

(A)such holder has full right, title and interest in and to the Preferred Put Units held by such holder;

(B)such holder has all the necessary power and authority and has taken all necessary action to sell such Preferred Put Units held by such holder as contemplated by this Section 10.06; and

(C)the Preferred Put Units held by such holder are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement and Transfer restrictions under Applicable Law.

(c)Cooperation. Each holder of Preferred Put Units shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 10.06, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(d)Closing. At the closing of any sale and purchase pursuant to this Section 10.06, each holder of Preferred Put Units shall deliver to the Company a certificate or certificates representing the Preferred Units to be sold, accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the Preferred Put Purchase Price.

(e)Insufficient Funds. If on any Preferred Put Closing Date, the assets of the Company legally available are insufficient to pay the full Preferred Put Purchase Price for the total number of Preferred Put Units elected to be redeemed pursuant to this Section 10.06, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Preferred Put Purchase Price for all such Preferred Put Units, (ii) redeem out of all such assets legally available therefor on the applicable Preferred Put Closing Date the maximum possible number of Preferred Put Units that it can redeem on such date, pro rata among the holders of such Preferred Put Units based on the respective number of Preferred Put Units held by such holders, and (iii) following the applicable Preferred Put Closing Date, at any time and from time to time when additional assets of the Company become legally available to redeem the remaining Preferred Put Units, the Company shall immediately use such assets to pay the remaining balance of the aggregate Preferred Put Purchase Price, plus accrued and unpaid interest thereon, to the holders of such Preferred Put Units.

(f)Remedies. If on any Preferred Put Closing Date, all of the Preferred Put Units to be purchased and sold on such Preferred Put Closing Date are not redeemed in full by the Company by paying the entire Preferred Put Purchase Price, until such Preferred Put Units are fully redeemed and the aggregate Preferred Put Purchase Price paid in full, (i) all of the unpurchased Preferred Put Units shall remain outstanding and continue to have the rights, preferences, and privileges expressed herein, and (ii) interest on the portion of the aggregate Preferred Put Purchase Price

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applicable to the unpurchased Preferred Put Units shall accrue daily in arrears at a rate equal to the Company Interest Rate, compounded monthly.

Section 10.07 Company’s Common Unit Call Right.

(a)Company Common Unit Call Right. Subject to Section 8.06(a)(i)(D), at any time after the sixth anniversary of July 21, 2021, the Company may, at its election, require all (but not less than all) holders of Common Units (including Common Units issued upon the exercise of Warrants), in-the-money Warrants and other Common Unit Equivalents, to sell to the Company all (but not less than all) Common Units, in-the-money Warrants and other Common Unit Equivalents owned by each such holder at a price and on the other terms and conditions set forth in this Section 10.06 (the “Common Call Right”). The “Common Unit Call Price” means, for each Common Unit, in-the-money Warrant or Common Unit Equivalent (the “Covered Call Securities”), the Fair Market Value of a Common Unit (as finally determined pursuant to Section 10.06(b)(ii) or Section 10.06(b)(iii), as applicable) on the date of delivery of a Call Option Exercise Notice (as defined below) minus (in the case of in-the-money Warrants or other Common Unit Equivalents), the applicable exercise price or Fair Market Value of any other consideration required to be paid upon the exercise, conversion or exchange of such in-the-money Warrant or Common Unit Equivalent.

(b)Procedures.

(i)If the Company desires to exercise the Common Call Right, the Company shall deliver to each holder of Covered Call Securities a written notice (the “Call Option Exercise Notice”) specifying the number and type of Covered Call Securities to be repurchased by the Company from such holder and a reasonably detailed calculation of the Common Unit Call Price for each type of Covered Call Securities, and whether the Fair Market Value of a Common Unit specified in the Call Option Exercise Notice and used to calculate the Common Unit Call Price has been determined (x) by mutual agreement of ATN and F3C, (y) a valuation in accordance with the definition of “Fair Market Value”, or (z) by the Company and the Board.

(ii)If the Fair Market Value of a Common Unit specified in a Call Option Exercise Notice has been determined pursuant to clause (x) or (y) of Section 10.07(b)(i), then the Fair Market Value of a Common Unit and, absent manifest error, the Common Unit Call Price specified in the Call Option Exercise Notice shall be final and binding on all holders of Covered Call Securities.

(iii)If the Fair Market Value of Common Unit specified in a Call Option Exercise notice has been determined pursuant to clause (z) of Section 10.07(b)(i), ATN and F3C shall attempt to mutually agree on such Fair Market Value as soon as possible following delivery of a Call Option Exercise Notice. If ATN and F3C have not agreed on such Fair Market Value within fifteen (15) days of delivery of a Call Option Exercise Notice, then such Fair Market Value shall be determined by a valuation conducted in accordance with the definition of “Fair Market Value.” Upon the final determination of the Fair Market Value of a Common Unit under this Section 10.07(b)(iii), (A) the Company shall deliver to each holder of Covered Call Securities a written notice of such Fair Market Value and the final calculation

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of the Common Unit Call Price and (B) the Fair Market Value of Common Unit and, absent manifest error, the Common Unit Call Price specified in such notice shall be final and binding on all holders of Covered Call Securities.

(iv)The closing of any repurchase of Covered Call Securities pursuant to this Section 10.07 shall take place no later than 30 days following the date of delivery of the Call Option Exercise Notice or, if later, 10 Business Days following the date of final determination of the Common Unit Call Price under Section 10.07(b)(iii). The Company shall pay the Common Unit Call Price for the Covered Call Securities by wire transfer of immediately available funds. The Company shall give each holder of Covered Call Securities at least five Business Days’ written notice of the date of closing of any repurchase of Covered Call Securities under this Section 10.07 (each a “Call Option Closing Date”). No later than two Business Days before any Call Option Closing Date, each holder of Covered Call Securities shall give the Company written notice of the account to which the Company shall wire the aggregate Common Unit Call Price payable to such holder of Covered Call Securities.

(v)Each holder of Covered Call Securities shall, at the closing of any purchase consummated pursuant to this Section 10.07, represent and warrant to the Company, severally and not jointly, that:

(A)such holder has full right, title and interest in and to the Covered Call Securities held by such holder;

(B)such holder has all the necessary power and authority and has taken all necessary action to sell such Covered Call Securities as contemplated by this Section 10.07; and

(C)the Covered Call Securities held by such holder are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement and Transfer restrictions under Applicable Law.

(c)Cooperation. Each holder of Covered Call Securities shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 10.07, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(d)Closing. At the closing of any sale and purchase pursuant to this Section 10.07, the holders of Covered Call Securities shall deliver to the Company a certificate or certificates representing the Covered Call Securities to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the aggregate Common Unit Call Price payable to such holder.

(e)Insufficient Funds. If on any Call Option Closing Date, the assets of the Company legally available are insufficient to pay the full Common Unit Call Price for the total number of Covered Call Securities to be purchased pursuant to this Section 10.07, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for

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paying the Common Unit Call Price for all such Covered Call Securities, (ii) redeem out of all such assets legally available therefor on the applicable Call Option Closing Date the maximum possible number of Covered Call Securities that it can redeem on such date, pro rata among the holders of such Covered Call Securities based on their respective aggregate Common Unit Call Prices, and (iii) following the applicable Call Option Closing Date, at any time and from time to time when additional assets of the Company become legally available to redeem the remaining Covered Call Securities, the Company shall immediately use such assets to pay the remaining balance of the aggregate applicable Common Unit Call Prices.

(f)Remedies. If on any Call Option Closing Date, all of the Covered Call Securities to be purchased pursuant to a Call Option Exercise Notice are not purchased in full by the Company by paying the entire aggregate Common Unit Call Price, until all of such Covered Call Securities are fully redeemed and the aggregate Common Unit Call Price paid in full, (i) all of the unpurchased Covered Call Securities shall remain outstanding and continue to have the rights, preferences, and privileges expressed herein, in the Warrant Agreements, or in any other instrument, document or agreement providing the rights, preferences and privileges of such Covered Call Securities, and (ii) interest on the portion of the aggregate Common Unit Call Price payable to each holder of Covered Call Securities shall accrue daily in arrears at a rate equal to the Company Interest Rate, compounded monthly.

Section 10.08 Common Unit Put Rights and Related Company Clean-Up Provisions.

(a)Common Unit Put Right. At any time after the first to occur of (i) the seventh anniversary of July 21, 2021 or (ii) a Public Offering (other than a Qualified Public Offering), (A) the F3C Majority Common Holders may, at their election, require the Company to purchase all (but not less than all) of the Common Units (including Common Units issued upon the exercise of Warrants), in-the-money Warrants and other Common Unit Equivalents, held by the F3C Unitholders and (B) the ATN Majority Common Holders may, at their election, require the Company to purchase all (but not less than all) of the Common Units (including Common Units issued upon the exercise of Warrants), in-the-money Warrants and other Common Unit Equivalents, held by the ATN Unitholders, in each case at a price and on the other terms and conditions set forth in this Section 10.08 (each a “Common Put Right”). The “Common Unit Put Price” means, for each Common Unit, in-the-money Warrant or Common Unit Equivalent (the “Covered Put Securities”), the Fair Market Value of a Common Unit (as finally determined pursuant to Section 10.08(b)(ii) or Section 10.08(b)(iii), as applicable) on the date of delivery of a Put Option Exercise Notice (as defined below) minus (in the case of in-the-money Warrants or other Common Unit Equivalents), the applicable exercise price or Fair Market Value of any other consideration required to be paid upon the exercise, conversion or exchange of such in-the-money Warrant or Common Unit Equivalent. The F3C Majority Common Holders and/or the ATN Majority Common Holders are referred to as the “Initiating Unitholders”.

(b)Procedures.

(i)In order to exercise a Common Put Right, the Initiating Unitholders shall deliver to the Company a written notice, executed by all Initiating Unitholders (the “Put Option Exercise Notice”). Upon receipt of a Put Option Exercise Notice, all F3C Unitholders (in the case of a Put Option Exercise Notice delivered by the F3C Majority

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Common Holders) and/or all ATN Unitholders (in the case of a Put Option Exercise Notice delivered by the ATN Majority Common Holders) shall be deemed to have elected to sell all of their Covered Put Securities pursuant to this Section 10.08. Any Put Option Exercise Notice shall the number and type of Covered Put Securities to be sold to the Company in connection with the exercise of such Common Put Right and a reasonably detailed calculation of the Common Unit Put Price for each type of Covered Put Securities, and whether the Fair Market Value of a Common Unit specified in the Put Option Exercise Notice and used to calculate the Common Unit Put Price has been determined (x) by mutual agreement of ATN and F3C, (y) a valuation in accordance with the definition of “Fair Market Value”, or (z) by the Initiating Unitholders. The Company shall deliver a copy of any Put Option Exercise Notice to each holder of Common Units, Warrants and Common Unit Equivalents other than the Initiating Unitholders no later than two Business Days after receiving a Put Option Exercise Notice.

(ii)If the Fair Market Value of a Common Unit specified in a Call Option Exercise Notice has been determined pursuant to clause (x) or (y) of Section 10.08(b)(i), then the Fair Market Value of a Common Unit and, absent manifest error, the Common Unit Put Price specified in the Put Option Exercise Notice shall be final and binding on all holders of Covered Put Securities.

(iii)If the Fair Market Value of Common Unit specified in a Put Option Exercise notice has been determined pursuant to clause (z) of Section 10.08(b)(i), ATN and F3C shall attempt to mutually agree on such Fair Market Value as soon as possible following delivery of a Put Option Exercise Notice. If ATN and F3C have not agreed on such Fair Market Value within fifteen (15) days of delivery of a Put Option Exercise Notice, then such Fair Market Value shall be determined by a valuation conducted in accordance with the definition of “Fair Market Value.” Upon the final determination of the Fair Market Value of a Common Unit under this Section 10.08(b)(iii), (A) the Company shall deliver to each holder of Covered Put Securities specified in a Put Option Exercise Notice a written notice of such Fair Market Value and the final calculation of the Common Unit Put Price for such Covered Put Securities and (B) the Fair Market Value of Common Unit and, absent manifest error, the Common Unit Put Price specified in such notice shall be final and binding on all holders of Covered Put Securities specified in such Put Option Exercise Notice.

(iv)The closing of any repurchase of Covered Put Securities pursuant to this Section 10.08 shall take place no later than 90 days following the date of delivery of the Put Option Exercise Notice or, if later, 20 Business Days following the date of final determination of the Common Unit Put Price under Section 10.08(b)(iii). The Company shall pay the Common Unit Put Price for the Covered Put Securities by wire transfer of immediately available funds. The Company shall give each holder of Covered Put Securities specified in a Put Option Exercise Notice at least five Business Days’ written notice of the date of closing of any repurchase of Covered Call Securities under this Section 10.08 (each a “Put Option Closing Date”). No later than two Business Days before any Put Option Closing Date, each holder of Covered Put Securities specified in a Put Option Exercise Notice shall give the Company written notice of the account to which the

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Company shall wire the aggregate Common Unit Put Price payable to such holder of Covered Put Securities.

(v)Each holder of Covered Put Securities specified in a Put Option Exercise Notice shall, at the closing of any purchase consummated pursuant to this Section 10.08, represent and warrant to the Company, severally and not jointly, that:

(A)such holder has full right, title and interest in and to the Covered Put Securities held by such holder;

(B)such holder has all the necessary power and authority and has taken all necessary action to sell such Covered Put Securities as contemplated by this Section 10.08; and

(C)the Covered Put Securities held by such holder are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement and Transfer restrictions under Applicable Law.

(c)Cooperation. Each holder of Covered Put Securities shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 10.08, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(d)Closing. At the closing of any sale and purchase pursuant to this Section 10.08, the holders of Covered Put Securities shall deliver to the Company a certificate or certificates representing the Covered Put Securities to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the aggregate Common Unit Put Price payable to such holder.

(e)Insufficient Funds. If on any Put Option Closing Date, the assets of the Company legally available are insufficient to pay the full Common Unit Put Price for the total number of Covered Put Securities to be purchased pursuant to this Section 10.08, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Common Unit Put Price for all such Covered Put Securities, (ii) redeem out of all such assets legally available therefor on the applicable Put Option Closing Date the maximum possible number of Covered Put Securities that it can redeem on such date, pro rata among the holders of such Covered Put Securities based on their respective aggregate Common Unit Put Prices, and (iii) following the applicable Put Option Closing Date, at any time and from time to time when additional assets of the Company become legally available to redeem the remaining Covered Put Securities, the Company shall immediately use such assets to pay the remaining balance of the aggregate applicable Common Unit Put Prices.

(f)Remedies. If on any Put Option Closing Date, all of the Covered Put Securities to be purchased pursuant to a Put Option Exercise Notice are not purchased in full by the Company by paying the entire aggregate Common Unit Put Price, until all of such Covered Put Securities are fully redeemed and the aggregate Common Unit Put Price paid in full, (i) all of the unpurchased Covered Put Securities shall remain outstanding and continue to have the rights, preferences, and

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privileges expressed herein, in the Warrant Agreements, or in any other instrument, document or agreement providing the rights, preferences and privileges of such Covered Put Securities, and (ii) interest on the portion of the aggregate Common Unit Put Price payable to each holder of Covered Put Securities shall accrue daily in arrears at a rate equal to the Company Interest Rate, compounded monthly.

ARTICLE XI

COVENANTS

Section 11.01 Confidentiality.

(a)Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, the Company Subsidiaries, and the Members and their respective Affiliates that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company, the Company Subsidiaries, or the Members and their respective Affiliates treat as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, (i) use (other than in connection with the conduct of the Company’s or its Subsidiaries’ businesses or the monitoring of its investment in the Company), at any time during such Member’s association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware; or (ii) disclose Confidential Information to any Person (other than to Representatives of such Member with a need to know such information and if necessary to such Member’s appropriate use thereof). Each Member in possession of Confidential Information shall take all reasonable steps to maintain the confidentiality of such Confidential Information and protect it against use or disclosure in violation of this Agreement, and against misuse, espionage, loss or theft.

(b)Nothing contained in Section 11.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any Governmental Authority; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this Agreement; (v) to other Members, or if necessary in the reasonable judgment of the disclosing Member, to another Member’s Representatives who have a reasonable need to know such Confidential Information; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, have a reasonable need to know such Confidential Information; (vii) with respect to any Institutional Investor, to the partners, members, investors and Representatives of such Institutional Investor (A) to the extent necessary to such Institutional Investor’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or (B) in connection with the normal fund raising, marketing, informational or reporting activities of such Institutional Investor or Affiliates of such Institutional Investor; or (viii) to any potential Permitted Transferee in connection with a proposed Transfer of Units by such Member in accordance with this Agreement, as long as such potential Transferee shall have

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agreed to be bound by the provisions of this Section 11.01 as if a Member or is otherwise subject to confidentiality obligations with respect to such disclosed Confidential Information that are at least as restrictive as those set forth in this Section 11.01; provided, that in the case of clause (i), (ii), (iii) or (vii), such Member shall notify the Company of the proposed disclosure (including the recipients thereof) as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available; and provided further, that in the case of clause (vi) or (vii), such Member shall ensure that the recipient of the Confidential Information is made aware of the confidentiality requirements of this Section 11.01 and is subject to a contractual or other obligations of confidentiality in respect of the disclosed Confidential Information that are at least as restrictive as those set forth in this Section 11.01.

(c)Nothing contained in this Section 11.01 shall prevent any Institutional Investor from disclosing to investors and bona fide prospective investors of such Institutional Investor (i) the name, closing date(s), address and general business focus of the Company and ALSK, (ii) the aggregate amount of Capital Contributions to the Company, (iii) the Institutional Investor’s Capital Account balance, and Capital Contributions, each as of a specified dated, (iv) the aggregate amount of Distributions received by the Institutional Investor from the Company as of a specified date and (v) the Institutional Investor’s carrying value/net asset value of its Units, and such other financial ratios and/or multiples calculated by the Institutional Investor as of specified date, provided that, in the case of any of the foregoing clauses (i) through (v), such Institutional Investor shall ensure that, to the extent such disclosure includes Confidential Information, an individual Person that is a recipient of such Confidential Information (whether acting as an investor or prospective investor in such Person’s individual capacity, or as a Representative of such investor or prospective investor that is a legal entity) is made aware of the confidentiality requirements of this Section 11.01 and subject to contractual or other obligations of confidentiality in respect of such disclosed Confidential Information that are at least as restrictive as those set forth in this Section 11.01; and provided, further if applicable, that the legal entity for which such individual Person is acting as Representative shall be responsible for any breach or failure to perform such obligations by such individual Person. AFF shall be responsible for any failure by Barings to perform the obligations set forth in the foregoing proviso. With respect to information disclosed pursuant to this paragraph, no Institutional Investor shall suggest that such disclosures have been prepared, reviewed or approved by the Company, ATN, or any of their respective Affiliates.

(d)Each Member acknowledges that (i) Confidential Information may contain or constitute material non-public information concerning ATN and its Affiliates; and (ii) any Person trading in ATN’s securities while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject such Person or such other Person to liability under U.S. federal and state securities laws. Each Member shall not trade in ATN’s securities while in possession of material nonpublic information, or at all until such Member can do so in compliance with all applicable laws and without breach of this Agreement.

(e)The obligations of each Member under this Section 11.01 shall survive indefinitely.

Section 11.02 Other Business Activities. The parties hereto expressly acknowledge and agree that: (i) the F3C Investors and their Affiliates and Permitted Transferees are permitted to have

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and may presently or in the future have, investments or other business relationships, ventures, agreements, or arrangements with entities engaged in the business of the Company, other than through the Company and the Company Subsidiaries (an “Other Business”); (ii) the F3C Investors and their Affiliates and Permitted Transferees have or may develop a strategic relationship with businesses that are or may be competitive with the Company and the Company Subsidiaries; (iii) none of the F3C Investors or their Affiliates or Permitted Transferees will be prohibited by virtue of their investments in the Company from pursuing and engaging in any such activities; (iv) none of the F3C Investors or their Affiliates or Permitted Transferees will be obligated to inform the Company or any ATN Unitholder of any such opportunity, relationship or investment (a “Company Opportunity”) or to present any Company Opportunity and the Company hereby disclaims and renounces any interest in a Company Opportunity and any expectancy that a Company Opportunity will be offered or presented to it; and (v) nothing contained herein shall limit, prohibit or restrict any ATN Manager or F3C Manager, or any Manager designated by the holders of a majority of Common Units, from serving on the board of directors or other governing body or committee of any Other Business. The parties expressly authorize and consent to the involvement of the F3C Investors or their Affiliates or Permitted Transferees in any Other Business; provided, that any transactions between the Company and/or the Company Subsidiaries and an Other Business will be on terms no less favorable to the Company and/or the Company Subsidiaries than would be obtainable in a comparable arm’s-length transaction. The parties hereto expressly waive, to the fullest extent permitted by Applicable Law, any rights to assert any claim that such involvement breaches any fiduciary or other duty or obligation owed to the Company or any Member or to assert that such involvement constitutes a conflict of interest by such Persons with respect to the Company or any Member.

ARTICLE XII

REPORTS; ACCOUNTING; TAX MATTERS

Section 12.01 Reports.

(a)Financial Statements. The Company shall furnish to each holder of Preferred Units, and to each holder of Common Units holding 10% or more of the Common Units of the Company (each, a “Qualified Member”) the following reports:

(i)Annual Financial Statements. As soon as available and in any event within 120 days after the end of each Fiscal Year, audited consolidated balance sheets of the Company and the Company Subsidiaries as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company and the Company Subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

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(ii)Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company and the Company Subsidiaries as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto) and certified by the principal financial or accounting officer of the Company.

(iii)Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company and the Company Subsidiaries as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

(b)Other Reports. The Company shall deliver, or cause to be delivered, to each Qualified Member:

(i)within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year a statement of such Member’s Capital Account, reflecting all changes thereto over the immediately preceding fiscal quarter;

(ii)promptly following receipt, and on no less than a quarterly basis, all valuations of the Company, and each Company Subsidiary, that are performed, accessed or obtained by the Company, the Board, or any Affiliate of the Company, along with the supporting documentation and calculations related to such valuation(s);

(iii)as soon as practicable, and in any event within five (5) Business Days following the request by a Qualified Member, such other information regarding the Company, Parent and/or ALSK as is reasonably requested by such Qualified Member and readily available to the Company or the Board; and

(iv)all certificates, reports, supporting information and other related materials provided to the secured lenders of the Company, or any Company Subsidiary soon as reasonably practicable following the delivery of such information to the secured lenders.

(c)Delivery of ESG Information. The Company shall use reasonable efforts to provide to each ATN Unitholder and F3C Investor on an annual basis a brief summary

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of any material environmental, social and governance (“ESG”) issues during such annual period of which the Company has knowledge, and how the Company and the Company Subsidiaries have addressed, or intend to address, such ESG issues. The Company may limit, withhold or defer disclosure of a particular ESG issue if it determines in good faith that such disclosure would not be permitted under Applicable Law or contract, or would not be in the best interests of the Company and the Company Subsidiaries.

Section 12.02 Inspection Rights. Upon reasonable notice from a Qualified Member, the Company shall and shall cause its Managers, Officers and employees to, afford each Qualified Member and its Representatives reasonable access during normal business hours to (i) the Company’s and the Company Subsidiaries’ properties, offices, plants and other facilities, (ii) the corporate, financial and similar records, reports and documents of the Company and the Company Subsidiaries, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members or Managers and to permit each Qualified Member and its Representatives to examine such documents and make copies thereof and (iii) the Company’s and the Company Subsidiaries’ Officers, senior employees and public accountants and to afford each Qualified Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company and the Company Subsidiaries with their Officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Qualified Member and its Representatives such affairs, finances and accounts).

Section 12.03 Budget. Not later than 30 days prior to the commencement of each Fiscal Year, the Company shall prepare, submit to and obtain the approval of the Board of a business plan and monthly and annual budgets for the Company and the Company Subsidiaries in detail for the upcoming Fiscal Year, including capital and operating expense budgets, cash flow projections, covenant compliance calculations of all outstanding and projected Indebtedness and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for Officers’ compensation) (the “Budget”). The Company and the Subsidiaries shall use commercially reasonable efforts to operate in all material respects in accordance with the Budget. The Company shall review the Budget periodically and shall not make any material changes thereto without the approval of the Board.

Section 12.04 Tax Matters Representative.

(a)Appointment. The Members hereby appoint ATN as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). If ATN ceases to be the Tax Matters Representative for any reason, the Board shall appoint a new Tax Matters Representative. The Tax Matters Representative shall appoint an individual meeting the requirements of Treasury Regulation Section 301.6223-1(c)(3) as the sole person authorized to represent the Tax Matters Representative in audits and other proceedings governed by the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”).

(b)Tax Examinations and Audits. The Tax Matters Representative is authorized and required to represent the Company (at the Company’s expense) in connection

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with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting judicial proceedings and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority; provided, that notwithstanding anything in this Section 12.04 to the contrary, so long as the Company is in existence, the Tax Matters Representative (and any individual designated by the Tax Matters Representative to represent the Company in accordance with Section 12.04(a)) shall act only as directed by the Board and shall take no action or make any election with respect to the Company or the Members without the prior approval of the Board. The Company and its Members shall be bound by the actions taken by the Tax Matters Representative. Notwithstanding anything in this Agreement to the contrary, the Tax Matters Representative shall take no action nor make any election that could adversely and disproportionately affect a Member without the prior consent of such Member, which shall not be unreasonably withheld, conditioned or delayed.

(c)US Federal Tax Proceedings. In the event of an audit of the Company that is subject to the Revised Partnership Audit Rules, the Tax Matters Representative, in its sole discretion, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Tax Matters Representative or the Company under the Revised Partnership Audit Rules (including any election under Code Section 6226). If an election under Code Section 6226(a) is made, the Company shall furnish to each Member for the year under audit a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment and each Member shall take such adjustment into account as required under Code Section 6226(b). To the extent that the Tax Matters Representative does not make an election under Code Section 6221(b) or Code Section 6226, the Company shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4) and (5), to the extent such modification would reduce any taxes payable by the Company. Each Member agrees to cooperate with the Tax Matters Representative and to do or refrain from doing any or all things reasonably requested by the Tax Matters Representative with respect to the conduct of examinations under the Revised Partnership Audit Rules; provided, that a Member shall not be required to file an amended federal income tax return, as described in Code Section 6225(c)(2)(A), or pay any tax due and provide information to the Internal Revenue Service as described in Code Section 6225(c)(2)(B). The Tax Matters Representative shall promptly notify the Members of any pending or proposed audits of the Company and shall inform the Members of any material developments in connection with any audit of the Company.

(d)Tax Returns and Tax Deficiencies. Each Member agrees that, unless otherwise required by Applicable Law, such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax, or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code Section 6226) will be paid by such

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Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 7.05(d).

Section 12.05 Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate pursuant to Section 8.11) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company and the Company Subsidiaries own property or do business. Within ninety (90) days after the end of each Fiscal Year, or as soon as reasonably practicable thereafter, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, such Member’s IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may reasonably be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year; provided that if the Company is unable to deliver to each Member an IRS Schedule K-1 within ninety (90) days following the end of each Fiscal Year, the Company shall deliver to each member an estimated Schedule K-1 within such time period and shall deliver a final Schedule K-1 no later than one-hundred twenty (120) days following the end of such Fiscal Year.

Section 12.06 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings, or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

Section 13.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)the determination of the Board to dissolve the Company, which determination includes the affirmative vote or consent of at least three (3) ATN Managers (if at least three (3) ATN Managers are serving on the Board at the time of such determination, if fewer than three (3) ATN Managers are serving on the Board at such time, the affirmative vote or consent of all remaining ATN Managers shall be required) and an F3C Manager (if at least one F3C Manager is serving on the Board at the time of such determination);

(b)an election to dissolve the Company made by holders of a majority of the Common Units;

(c)the sale, exchange, involuntary conversion or other disposition or Transfer of all or substantially all the assets of the Company or all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole; or

(d)the entry of a decree of judicial dissolution under § 18-802 of the Delaware

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Act;

provided, that any dissolution and winding up of the Company under the foregoing paragraphs (a), (b) or (c) shall be subject to Section 8.06(a)(i)(I).

Section 13.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 13.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been Distributed as provided in Section 13.03 and the Delaware Act and the Certificate of Formation shall have been cancelled as provided in Section 13.04 and the Delaware Act.

Section 13.03 Liquidation. If the Company is dissolved pursuant to Section 13.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)Liquidator. The Board, or, if the Board is unable to do so, a Person selected by the holders of a majority of the Common Units, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)Second, to the establishment of and additions to reserves that are determined by the Board in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)Third, to the Members in the same manner as Distributions are made under and in accordance with the priorities set forth in Section 7.03.

(d)Discretion of Liquidator. Notwithstanding the provisions of Section 13.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 13.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves

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and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.

Section 13.04 Cancellation of Certificate. Upon completion of the Distribution of the assets of the Company as provided in Section 13.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 13.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 14.03.

Section 13.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member’s Capital Account and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction and shall have no recourse therefor (upon dissolution or otherwise) against the Board, the Liquidator or any other Member.

ARTICLE XIV

EXCULPATION AND INDEMNIFICATION

Section 14.01 Exculpation of Covered Persons.

(a)Covered Persons. As used herein, the term “Covered Person” means (i) each Member, (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or Representative of each Member and each of their controlling Affiliates and each F3C Observer and (iii) each Manager, Officer, employee, agent or Representative of the Company and any Company Subsidiary.

(b)Standard of Care. No Covered Person shall be liable to the Company, any Company Subsidiary or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her or its capacity as a Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

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(c)Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company or a Company Subsidiary; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or a Company Subsidiary; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 14.02 Liabilities and Duties of Covered Persons. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law and, in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

Section 14.03 Indemnification.

(a)Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines and liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii)The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member,

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manager, director, officer, employee, or agent of any Person including the Company or any Company Subsidiary;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable basis to believe his or her conduct was unlawful and (y) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable basis to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

(b)Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend, or defending any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 14.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 14.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c)Entitlement to Indemnity.

(i)The indemnification provided by this Section 14.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 14.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 14.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(ii)The Company hereby acknowledges that the F3C Managers and F3C Observer (the “F3C Covered Persons”) may have rights to indemnification, advancement of expenses and/or insurance provided by F3C or Affiliates of F3C (collectively, the “F3C Indemnitors”). The Company hereby agrees (A) that it is the indemnitor of first resort with respect to the F3C Covered Persons (i.e., its obligations to the F3C Covered Persons are primary and any obligation of the F3C Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any F3C Covered Person are secondary), (B) that it shall be required to advance the full amount of expenses incurred by an F3C Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Formation (or any other agreement between the Company and the F3C Covered Person), without regard to any rights any F3C Covered Person may have against the F3C Indemnitors, and (C) that it irrevocably waives,

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relinquishes and releases the F3C Indemnitors from any and all claims against the F3C Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the F3C Indemnitors on behalf of an F3C Covered Person with respect to any claim for an F3C Covered Person has sought indemnification from the Company shall affect the foregoing and the F3C Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such F3C Covered Person against the Company. The Company and F3C Covered Persons agree that the F3C Indemnitors are express third party beneficiaries of the terms of this Section 14.03(c)(ii).

(d)Insurance. To the extent available on commercially reasonable terms, the Company shall purchase and maintain, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e)Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 14.03 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f)Savings Clause. If this Section 14.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 14.03 to the fullest extent permitted by any applicable portion of this Section 14.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g)Amendment. The provisions of this Section 14.03 shall be a contract between the Company, on the one hand, and each Covered Person who serves in such capacity at any time while this Section 14.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 14.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

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Section 14.04 Survival. The provisions of this ARTICLE XIV shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE XV

MISCELLANEOUS

Section 15.01 Expenses.

(a)Generally. Except as otherwise expressly provided herein, including in Section 15.01(b), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Except as provided in Section 15.01(b), each Member shall be responsible for its own expenses.

(b)Expenses of the Company and the Initial Members. The Company shall be solely responsible for all Company Expenses. “Company Expenses” means all expenses of financial advisors (including but not limited to Bank Street Group LLC), outside counsel (including but not limited to Morrison & Foerster LLP, Wilkinson Barker Knauer LLP, Dorsey & Whitney LLP and TCF Law Group, PLLC), accountants, consultants and other advisors retained by the Initial Members, the Company, Parent or Merger Sub in connection with the preparation and negotiation of the Merger Agreement or the consummation of the transactions contemplated to occur at the Closing, including without limitation any due diligence review led by ATN for the benefit of the Initial Members or the Company, Parent or Merger Sub or otherwise relating to the transactions contemplated to occur at the Closing, the Merger Agreement, the Consortium Agreement, this Agreement, the Equity Commitment Letters, the Limited Guarantee, the Debt Financing (as defined in the Merger Agreement) and such expenses incurred solely for the benefit of the Company’s interests in connection with the Post-Closing Company Agreements (as defined in the Consortium Agreement), provided that such expenses were incurred for services performed after November 12, 2020 and prior to July 21, 2021. To the extent the Company cannot (and does not in fact) pay or discharge any Company Expenses, each Initial Member shall reimburse the other for (x) the amount of any such Company Expenses actually paid by the other Initial Member (after taking into account any expense reimbursed to the Company Termination Fee (as defined in the Merger Agreement) or Parent Recovery (as defined in the Merger Agreement) amounts and any other amounts reimbursed to the other Initial Member for such Company Expenses); multiplied by (y) if ATN is being reimbursed, 52%; and if F3C Fund IV is being reimbursed, 48%, provided that neither Initial Member shall be required to reimburse the other Initial Member for any expense arising from the other’s breach of the Consortium Agreement, this Agreement, the Merger Agreement or any other agreement contemplated hereby or thereby.

Section 15.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient and on the next Business Day if sent after normal business hours of the recipient; or

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(d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15.02):

If to the Company:	c/o ATN International, Inc.
500 Cummings Center, Suite 2450
Beverly, MA 01915
Attention: Michael T. Prior
Email: mprior@atni.com
Attention: Mary Mabey
Email: legalnotices@atni.com

with a copy (which shall not constitute notice) to:	Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019-9601
E-mail: mpresser@mofo.com
Attention: Mitchell Presser
E-mail: aelhamamsy@mofo.com
Attention: Aly El Hamamsy

If to a Member or Warrant Holder: To the applicable address set forth on the Members Schedule

Section 15.03 Headings. The bold-face and underlined headings in this Agreement are inserted for convenience of reference only, are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement, and accordingly are deemed not to be a part of the mutual understanding and agreement of the parties set forth in this Agreement.

Section 15.04 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 15.05 Entire Agreement. This Agreement, together with the Certificate of Formation, the Subscription Agreements, the Equity Commitment Letters, the Limited Guarantee, any side letters to this Agreement, the Secondary Sale Agreements and all related Exhibits and Schedules of any of the foregoing, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Original Agreement and the Consortium Agreement, provided it is understood that any right, duty or provision under the Consortium

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Agreement that, by its terms, survives termination of the Consortium Agreement shall not be affected by the parties’ entering into this Agreement.

Section 15.06 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 15.07 No Third-party Beneficiaries. Except as provided in ARTICLE XIV, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 15.08 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and Members holding a majority of the Common Units, except for amendments adopted by the Board in accordance with Section 3.04(b)(iv). Any such written amendment or modification will be binding upon the Company and each Member; provided, that an amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to (i) such Member relative to the rights of other Members in respect of Units of the same class or series or (ii) a class or series of Units relative to the rights of another class or series of Units, shall in each case be effective only with that Member’s consent or the consent of the Members holding a majority of the Units in that class or series, as applicable; and provided, further that an amendment or modification the effect of which modifies or eliminates the right of a Member or Members to consent to or approve an action by the Company, the Board or any other Member, shall be effective only if approved or consented to in writing by the vote or consent required to approve such an action of the Company, Board or Member in accordance with the provision being amended or modified, without giving effect to such amendment or modification; and provided, further that no amendment or modification may impose an obligation on any Member to make an additional Capital Contribution to the Company without the prior consent of such Member. Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

Section 15.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 15.09 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 4.07(e), Section 8.04(c), Section 9.01(d), Section 10.03(b)(ii), Section 10.04(f) and Section 15.12 hereof.

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Section 15.10 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 15.11 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action, or proceeding and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 15.02 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 15.12 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 15.13 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 15.14 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 14.02 to the contrary.

Section 15.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the

Execution Version

same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 15.16 Initial Public Offering; Registration Rights.

(a)Initial Public Offering. If at any time the Board desires to cause (i) a Transfer of all or a substantial portion of (x) the assets of the Company or (y) the Units to a newly organized corporation or other business entity; (ii) a merger or consolidation of the Company into or with a newly organized corporation or other business entity as provided under § 18-209 of the Delaware Act or otherwise; or (iii) another restructuring of all or substantially all the assets or Units of the Company into a newly organized corporation or other business entity, including by way of the conversion of the Company into a Delaware corporation as provided under § 18-216 of the Delaware Act (any such newly organized corporation or other business entity, an “IPO Entity”), in any such case in anticipation of or otherwise in connection with a Public Offering of securities of an IPO Entity or its Affiliate (an “Initial Public Offering”), each Member shall take such steps to effect such Transfer, merger, consolidation, conversion, or other restructuring as may be reasonably requested by the Board, including, without limitation, executing and delivering all agreements, instruments and documents as may be reasonably required and Transferring or tendering such Member’s Units to an IPO Entity in exchange or as consideration for shares of capital stock or other Equity Interests of the IPO Entity, determined in accordance with the valuation procedures set forth in Section 15.16(b).

(b)Fair Market Value. In connection with a transaction described in Section 15.16(a), the Board shall, in good faith but subject to the following sentence, determine the Fair Market Value of the assets and/or Units Transferred to, merged with, or converted into shares of the IPO Entity, the aggregate Fair Market Value of the IPO Entity and the number of shares of capital stock or other Equity Interests to be issued to each Member in exchange or consideration therefor. In determining Fair Market Value, (i) the offering price of the Initial Public Offering shall be used by the Board to determine the Fair Market Value of the capital stock or other Equity Interests of the IPO Entity and (ii) the Distributions that the Members would have received with respect to their Units if the Company were dissolved, its affairs wound up and Distributions made to the Members in accordance with Section 13.03(c) shall determine the Fair Market Value of the Units. In addition, any Units to be converted into or redeemed or exchanged for shares of the IPO Entity shall receive shares with substantially equivalent economic, governance, priority and other rights and privileges as in effect immediately prior to such transaction (disregarding the tax treatment of such transaction).

(c)Appointment of Proxy. Each Member hereby makes, constitutes and appoints the Company, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 15.16, including any vote or approval required under § 18-209 or § 18-216 of the Delaware Act. The proxy granted pursuant to this Section 15.16(c) is a special proxy coupled with an interest and is irrevocable.

Execution Version

(d)Lock-up Agreement. Each Member hereby agrees that in connection with an Initial Public Offering and upon the request of the managing underwriter in such offering, such Member shall not, without the prior written consent of such managing underwriter, during the 90 days prior to the effective date of such registration and ending on the date specified by such managing underwriter (such period not to exceed 180 days in the case of an Initial Public Offering or 180 days in the case of any registration other than an Initial Public Offering), (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of, or otherwise dispose of, directly or indirectly, any Units or Unit Equivalents (including any equity securities of the IPO Entity) held immediately before the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Units or Unit Equivalents (including equity securities of the IPO Entity) or such other securities, in cash or otherwise. The foregoing provisions of this Section 15.16(d) shall not apply to sales of securities to be included in such Initial Public Offering or other offering if otherwise permitted and shall be applicable to the Members only if all officers and directors of the Company and all Members owning more than 1.0% of the Company’s outstanding Common Units (or the IPO Entity’s equivalent common equity securities) are subject to the same restrictions. Each Member agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 15.16(d), each Member shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 15.16(d) in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than 1.0% of the Company’s outstanding Common Units (or the IPO Entity’s equivalent common equity securities).

(e)Registration Rights. Prior to or concurrently with an Initial Public Offering, the Company and the holders of the Company’s Common Units (or the IPO Entity’s equivalent common equity securities) will enter into a registration rights agreement in a reasonably customary form for such agreements and will provide that (i) each Member that, together with its Affiliates, owns more than 21.1% of any class of the IPO Entity’s Equity Interests that are registered in connection with the Initial Public Offering and held by all Members and their Affiliates will be entitled to one “demand” registration right on Form S-1, (ii) if the IPO Entity is eligible to use a Form S-3, each Member that, together with its Affiliates owns at least 8.5% of any class of the IPO Entity’s Equity Interests that are registered in connection with the Initial Public Offering and held by all Members and their Affiliates will be entitled to request that the IPO Entity file a Form S-3, provided, that any such request shall cover Equity Interests have an aggregate offering price, net of selling expenses, of at least $5 million, (iii) each Member and its Affiliates shall be entitled to unlimited “piggy-back” registration rights on each such demand registration and any other registrations of the IPO Entity (subject to customary exceptions), provided that, with respect to the Initial Public Offering, the Members shall only have the right to participate in such registration if both ATN and the F3C Common SPV or any of their Affiliates participate in

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such Initial Public Offering, (iv) any cutback provision applicable to “piggy-back” registration rights will be no less favorable to the Members and their respective Affiliates (in each case other than ATN, the F3C Common SPV, and their respective Affiliates) than such provision is to ATN, the F3C Common SPV, and their respective Affiliates, (v) the fees and expenses of such registration (except for any applicable underwriter discount) will be paid by the IPO Entity, and (vi) the Members shall at all times have rights under such registration rights agreement (other than with respect to “demand” registration rights (subject to the grant of “piggyback” registration rights thereon)) that are no less favorable than the rights afforded to any other Person that is provided with registration rights with respect to the IPO Entity’s Equity Interests, and will contain such other terms are satisfactory to the ATN Majority Common Holders and the F3C Majority Common Holders. For purposes of this Section 15.16(e), (x) “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act adopted by the SEC, and (7) “Form S-3” means such form under the Securities Act as in effect on the date of this Agreement or any registration form under the Securities Act subsequently adopted by the SEC that permits the forward incorporation of substantial information by reference to other documents filed by the IPO Entity with the SEC.

Section 15.17 Use of Logos. The Company agrees that the F3C Unitholders, F3C, Barings and their respective Affiliates may each refer to the Company and its Subsidiaries as one of their investments, as applicable, and may each include ALSK’s name and logo in their respective marketing documents, provided that such marketing documents do not indicate or imply that the Company or its Affiliates has approved or endorsed any product offered by the F3C Unitholders, F3C, Barings or their respective Affiliates.

Section 15.18 Use of AFF’s Name. Notwithstanding anything to the contrary contained in this Agreement, neither the Company, any Company Subsidiary, nor any of their respective Affiliates will use AFF’s name, Barings’ name, or Alaska Fund’s name without AFF’s prior written consent. Notwithstanding the foregoing, this Section 15.18 shall not prohibit the Company or any of its Affiliates, or the Board from making any disclosure regarding AFF’s participation in the Company to the extent required by law or legal process; provided that in the case of any such disclosure required by law or legal process, the Company or its Affiliate, as applicable, (i) provides AFF and Barings with advance notice of such disclosure to the extent legally permissible, (ii) cooperates with AFF and Barings, to the extent either may seek to limit such disclosure, (iii) discloses no more than, according to the advice of counsel to the Company or its Affiliates, as applicable, is required to be disclosed, and (iv) exercises reasonable efforts to obtain assurance that confidential treatment will be accorded to such disclosure.

Section 15.19 Incorporation of other Terms and Definitions. All incorporation by reference of terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Members (to the extent such agreement is required by the terms of such other agreements), and shall survive any termination of such other agreements until this Agreement is terminated in accordance with its terms.

Execution Version

Section 15.20 Sovereign Immunity. The Company acknowledges and agrees that AFF reserves all immunities, defenses, rights or actions relating to the ability to bring suit against the Company in federal court arising out of the Alaska Fund’s sovereign status under the Eleventh Amendment to the United States Constitution, and no waiver of such immunities, defenses, rights or actions shall be implied or otherwise deemed to exist by reason of AFF’s entry into this Agreement, the Preferred Unit Subscription Agreement, or any agreement related thereto, by any express or implied provision thereof or by any actions or omissions to act by AFF or any of its representatives or agents, whether taken pursuant to the Preferred Unit Subscription Agreement or this Agreement or prior to AFF’s execution thereof. To the fullest extent permitted by law, the foregoing shall not be interpreted to compromise or limit AFF’s contractual liability to perform AFF’s obligations under this Agreement or the Preferred Unit Subscription Agreement or any agreement related thereto, nor shall it reduce or modify the rights of the Company to enforce such obligations at law or in equity.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

THE COMPANY

ALSK HOLDINGS, LLC

By:	/s/ Mary Mabey
Name: Mary Mabey
Title: Secretary

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

INITIAL MEMBER AND WARRANT HOLDER

ATN INTERNATIONAL, INC.

By:	/s/ Carlos Doglioli
Name: Carlos Doglioli
Title: Chief Financial Officer

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

INITIAL MEMBER

FREEDOM 3 INVESTMENTS IV, LP

BY:	FREEDOM 3 GP IV, LLC Its General Partner

	By:	/s/ Daniel Tamkin
Name: Daniel Tamkin
Title: Vice President

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

F3C PREFERRED CO-INVESTOR

FREEDOM 3 LIQUIDITY FUND, LP

BY:	FREEDOM 3 LF GP, LLC Its General Partner

	By:	/s/ Daniel Tamkin
Name: Daniel Tamkin
Title: Manager

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

F3C COMMON SPV AND WARRANT HOLDER

F3C AK, LLC

By:	/s/ Jason Block
Name: Jason Block
Title: President